Exhibit 4.4

EXECUTION VERSION

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

dated as of February 7, 2019

among

OZ MANAGEMENT LP,

OZ ADVISORS LP, and

OZ ADVISORS II LP,

as Borrowers and Guarantors,

CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

DANIEL S. OCH,

as the Initial Lender Representative,

VARIOUS LENDERS,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

$200,000,000 Senior Subordinated Term Loan Facility

-i-

-ii-

-iii-

-iv-

APPENDIX:

A	–	Initial Loans

SCHEDULES:

4.07	–	Liabilities
5.09(a)	–	Post-Closing Matters
6.01	–	Indebtedness
6.04	–	Certain Restrictions on Subsidiary Distributions
6.14	–	Exceptions to No Further Negative Pledge

EXHIBITS:

A-l	–	Initial Interest Notice
A-2	–	Conversion/Continuation Notice
B	–	Note
C	–	Compliance Certificate
D	–	Assignment Agreement
E	–	Certificate re Non-Bank Status
F	–	Closing Date Certificate
G	–	Counterpart Agreement
H	–	Form of Reconciliation Statement
I	–	Form of Intercompany Subordination Provisions
J	–	Form of Exchanging Lender Joinder Agreement

-v-

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

This SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT, dated as of February 7, 2019, is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME, Wilmington Trust, National Association (“Wilmington Trust”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), Daniel S. Och, as the Initial Lender Representative, and the other Lenders from time to time party to this Agreement.

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on December 5, 2018, the Issuer, Daniel S. Och, the Borrowers, Och-Ziff Corp and Och-Ziff Holding entered into that certain Recapitalization Agreement (as defined herein) pursuant to which the parties thereto agreed on certain recapitalization arrangements to be implemented by Och-Ziff Corp, Och-Ziff Holding, and their respective subsidiaries, including entering into this Agreement and the other Definitive Recapitalization Documentation to give effect to the terms of the Recapitalization Agreement; and

WHEREAS, pursuant to the Merger Agreements, the Initial Lenders exchanged a portion of certain preferred units of each Borrower for Initial Loans of such Borrower, and, from and after the date of such exchange, the terms and conditions of the Initial Loans and any Incremental Loans shall be as set forth herein.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions. The following terms used herein, including in the preamble, Recitals, Exhibits and Schedules hereto, shall have the following meanings:

“AC Delegation” as defined in Section 6.17(a).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that in no event shall the Adjusted Eurodollar Rate be less than 0.00% for the purposes of this Agreement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing, claim or dispute at law or in equity, in arbitration or before or by any Governmental Authority pending or, to the knowledge of any Credit Party, threatened in writing against OZM, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary, or any property of OZM, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors Incremental Loan” means a loan deemed made by an Advisors Lender to Advisors pursuant to Section 2.01(a)(ii).

“Advisors Initial Loan” means a loan deemed made by an Advisors Lender to Advisors pursuant to Section 2.01(a)(i). Each Advisors Lender’s Advisors Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such Advisors Lender’s name on Appendix A. The aggregate principal amount of Advisors Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $25,245,000.

“Advisors Lender” means each Person with an outstanding Advisors Loan listed on the signature pages hereto as an Advisors Lender, and any other Person with an outstanding Advisors Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“Advisors Loan” means an Advisors Initial Loan and/or an Advisors Incremental Loan, as the context requires.

“Advisors Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between Advisors and Orion Merger Sub II LP, a Delaware limited partnership.

“Advisors II” as defined in the preamble hereto.

“Advisors II Incremental Loan” means a loan deemed made by an Advisors II Lender to Advisors II pursuant to Section 2.01(a)(ii).

“Advisors II Initial Loan” means a loan deemed made by an Advisors II Lender to Advisors II pursuant to Section 2.01(a)(i). Each Advisors II Lender’s Advisors II Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such Advisors II Lender’s name on Appendix A. The aggregate principal amount of Advisors II Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $39,705,000.

“Advisors II Lender” means each Person with an outstanding Advisors II Loan listed on the signature pages hereto as an Advisors II Lender, and any other Person with an outstanding Advisors II Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“Advisors II Loan” means an Advisors II Initial Loan and/or an Advisors II Incremental Loan, as the context requires.

“Advisors II Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between Advisors II and Orion Merger Sub III LP, a Delaware limited partnership.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, (x) as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person, and (y) as applied to any Lender that is a natural person, the Related Persons of such Lender. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIS Investment” as defined in the definition of “Alternate Investment Subsidiary.”

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurodollar Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the NYFRB Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate, respectively.    If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Alternate Investment Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) is a special purpose vehicle formed for the purpose of making and holding and/or financing equity investments (other than investments in Risk Retention Interests) in OZ Funds or other investment vehicles (any such investment, an “AIS Investment”) where a Credit Party or an OZ Subsidiary is directly or indirectly the general partner, manager, managing member, collateral manager, investment manager, investment adviser or servicer, or otherwise has the power to direct or cause the direction, of the management of such OZ Fund or other investment vehicle, and (ii) is not engaged in any other material activities and does not have any other material assets other than as described above, activities and assets relating to purchasing, acquiring or retaining AIS Investments, any other businesses that have been entered into substantially related or ancillary to the businesses described in this definition, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower, any other Credit Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fund” as defined in Section 6.17(a).

“Applicable Margin” means, at any time, with respect to the Loans, (x) 4.75% for Eurodollar Rate Loans and (y) 3.75% for Base Rate Loans.

“Approved Electronic Platform” as defined in Section 9.12(a).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the OZ Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any OZ Subsidiary, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and the OZ Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property to any Credit Party or OZ Subsidiary; provided that if the transferor is a Credit Party, then the transferee must also be a Credit Party; provided, further, that any such transactions between or among any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary (or any of their respective OZ Subsidiaries or Owned Entities other than an OZ Fund) and any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration of less than $5,000,000 with respect to any transaction or a series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions, (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property (x) in connection with the Specified Transactions, constituting Specified OZ Intellectual Property or (y) that is, in the reasonable judgment of any Borrower, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole (clauses (x) and (y), collectively, the “Specified IP Transactions”), (ix) sales or other transfers or dispositions of Margin Stock, (x) issuances by OZM, Advisors, Advisors II, and/or any New Advisor Guarantor to any Person other than a Credit Party or an OZ Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, and Och-Ziff Operating Group E Units), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable, including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments not prohibited under Section 6.03, (xv) investments (including in the form of cash and Cash Equivalents), and sales, transfers or dispositions of investments that do not constitute a Line of Business Asset Sale, (xvi) sales, leases, licenses, exchanges, transfers, disposals or other dispositions (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) that do not constitute a Line of Business Asset Sale, and (xvii) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent or any other form approved by the Administrative Agent (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent).

“Assignment Effective Date” as defined in Section 10.06(b).

“AUM” means, as of any date, total fee-paying assets under management of the Credit Parties and their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, treasurer, president or a vice president (or the equivalent thereof) of such Person or of such Person’s general partner or equivalent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Beneficiary” means Administrative Agent and any Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blockage Notice” as defined in Section 11.03.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means Advisors, Advisors II, or OZM, as the context requires, in each case in its capacity as a borrower under this Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, subject to the last sentence of Section 1.02(a), as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the accounting principles used in the preparation of the Historical Financial Statements, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, subject to the last sentence of Section 1.02(a), the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Cash” means money, currency or a credit balance in any demand or deposit account, securities account or commodity account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 as of the date of the acquisition thereof or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof as of the date of the acquisition thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1

(or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, as of the date of each respective transaction and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certificate re Non-Bank Status” as defined in Section 2.16(f)(ii)(B)(3).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means, (i) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of OZM, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis or (ii) at any time prior to the date on which all Preferred Units are Paid in Full, a Preferred Units Change of Control Event shall occur.

“Class” means when used in respect of any (i) Lenders, each of the following classes of Lenders: (a) OZM Lenders, (b) Advisors Lenders, and (c) Advisors II Lenders, and (ii) Loans, each of the following classes of Loans: (a) OZM Loans, (b) Advisors Loans, and (c) Advisors II Loans.

“Class A Shares” means the Class A limited liability company interests of the Issuer.

“Class C Non-Equity Interest” means a non-equity interest in each of OZM, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of OZM, Advisors and Advisors II, and any comparable non-equity interest in any New Advisor Guarantor on which discretionary income allocation may be made to partners of any New Advisor Guarantor.

“Closing Date” means the date on which all conditions precedent in Section 3.01 are satisfied or have been waived, which date is the date of this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Combined Economic Income” means, for any period, an amount calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, equal to (i) Economic Income (as defined in such earnings press release) for such period (for, avoidance of doubt, adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period) minus (ii) incentive income for such period plus (iii) total bonus expense for such period minus (iv) 50% of the Minimum Bonus Expense for such period plus (v) the excess of (x) Pro Forma Incentive Income for such period minus (y) Pro Forma Incentive Compensation Expense for such period plus (vi) interest expenses for such period and excluding (vii) extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this clause (vii) in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of this Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary, any Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

“Combined Total Net Secured Debt” means, as at any date of determination, the excess of (i) the aggregate stated balance sheet amount of Indebtedness of the Credit Parties under the Senior Secured Credit Agreement as of such date that is secured by a Lien on assets of the Credit Parties minus (ii) Unrestricted Cash and Cash Equivalents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” as defined in Section 9.12.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.08.

“Cost Sharing Arrangement” means any cost sharing, cash contribution or offset arrangements (other than Expense Allocation Agreements) entered into by any Credit Party or OZ Subsidiary from time to time in respect of allocated costs and expenses of the Issuer or any Subsidiary of the Issuer (other than any OZ Fund or any Subsidiary thereof), provided that any expenses, fees, costs, cash contributions and other charges or amounts allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such arrangements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Credit Date” means the date of a Credit Extension, which shall be a Business Day.

“Credit Document” means any of this Agreement, the Notes, if any, the Fee Letter, each Counterpart Agreement, and any other subordination agreement entered into pursuant to this Agreement, including any amendments, supplements, consents, joinder or waivers to the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Extension” means (i) each Initial Credit Extension and (ii) each Incremental Credit Extension.

“Credit Party” means each Borrower and each Guarantor (including each New Advisor Guarantor).

“Cumulative Combined Adjusted Distributable Earnings” means at any date the distributable earnings of the Credit Parties and the OZ Subsidiaries on a cumulative basis calculated in accordance with the methodology set forth in the Issuer’s earnings press release for the Fiscal Quarter ended December 31, 2017 (and, for avoidance of doubt, except as provided below, calculated net of distributions pursuant to Section 6.03(a) and (k) during the applicable period) for the period, taken as a single accounting period commencing on April 1, 2018 and ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01); provided that, notwithstanding anything in this Agreement to the contrary, Cumulative Combined Adjusted Distributable Earnings shall not be reduced by the amount of the distribution made in May, 2018 relating to distributable earnings in respect of the Fiscal Quarter ended March 31, 2018.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deferred Fund Interests” means Deferred Cash Interests (as defined in the Organizational Documents of OZM, Advisors, and Advisors II) awarded under the Och-Ziff Deferred Cash Interest Plan and comparable awards made under the Och-Ziff Deferred Cash Interest Plan for Employees or under an analogous plan.

“Definitive Recapitalization Documentation” means the Preferred Units Documents, the Governance Agreement, the Operating Group Entities’ Agreements and the other definitive documentation memorializing the terms and conditions contained in the Recapitalization Agreement.

“Designated Non-Cash Consideration” means consideration received by a Credit Party or an OZ Subsidiary in connection with an Asset Sale pursuant to Section 6.05(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of any Borrower, setting forth the basis of the valuation of such consideration (which amount will be reduced by the fair market value of the portion of such consideration converted to cash or Cash Equivalents at the time so converted).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date. Notwithstanding anything to the contrary herein, the following shall not constitute Disqualified Equity Interests: Och-Ziff Operating Group A Units, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group B Units, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group E Units, Och-Ziff Operating Group P Units, PSIs, Deferred Fund Interests and Preferred Units.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means an OZ Subsidiary (or for purposes of the definition of “New Sister Advisor”, a direct or indirect Subsidiary of the Issuer, Och-Ziff Holding or Och-Ziff Corp, other than Och-Ziff Holding, Och-Ziff Corp, a Credit Party, a Subsidiary of a Credit Party, any OZ Fund or any Subsidiaries of any OZ Fund) organized under the laws of the United States, any state thereof or the District of Columbia.

“DSO” means Daniel S. Och.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any natural person, commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided, no Credit Party or Affiliate of a Credit Party (other than an Initial Lender, a Lender that joins this Agreement pursuant to Section 2.01(a)(ii), or an Affiliate of any such Initial Lender or Lender) shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs. The Preferred Units shall constitute Equity Interests for all purposes under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the OZ Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such OZ Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such OZ Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such OZ Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan, or the receipt by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is in “endangered”

or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Date” as defined in Section 2.01(a)(ii).

“Exchange Effective Date” has the meaning specified in Section 2.01(a)(ii).

“Exchanging Lender Joinder Agreement” means a joinder to this Agreement substantially in the form of Exhibit J.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is both (a) prior to the payment in full of the Senior Obligations and the termination of the Senior Secured Credit Agreement, an “Excluded Subsidiary” under and as defined in the Senior Secured Credit Agreement, and (b) (i) a captive insurance company, (ii) a not-for-profit subsidiary, (iii) an Immaterial Subsidiary, (iv) a Foreign Subsidiary, (v) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (vi) a Domestic Subsidiary that has no material assets other than Equity Interests issued by Foreign Subsidiaries that are CFCs, (vii) an OZ Fund or any of their respective Subsidiaries, (viii) prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a New Advisor and not entered into in contemplation thereof) from Guaranteeing the Obligations, (ix) a Qualifying Risk Retention Subsidiary or (x) an Alternate Investment Subsidiary.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document: (a) Taxes imposed on or measured by such recipient’s overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of such recipient being organized in or having its principal office located in or, in the case of any Lender, its applicable lending office located in such jurisdiction; (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a); (c) in the case of a Non-US Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (other than pursuant to an assignment requested by a Borrower under Section 2.19(a)), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Borrower or other Credit Party with respect to such withholding Tax pursuant to Section 2.16(b); (d) any Tax attributable to such Non-US Lender’s failure to comply with Section 2.16(f); and (e) any Taxes imposed under FATCA.

“Expense Allocation Agreement” means one or more agreements entered into among the Issuer, Och-Ziff Corp, Och-Ziff Holding, OZM, Advisors, Advisors II and any other Credit Party providing for the allocation of certain expenses as described in the Issuer’s proxy statements from time to time, as the same may be amended, supplemented, modified or replaced from time to time; provided that any expenses, fees, costs and other charges allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such agreements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, further that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter, dated as of February 7, 2019, among OZM, Advisors, Advisors II, and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of a Borrower (or of a Borrower’s general partner or equivalent) that (i) such financial statements have been prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Section 5.01(a), normal year-end audit adjustments and the absence of footnotes) and (ii) such financial statements fairly present, in all material respects, the financial condition of the Issuer and its consolidated subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties, the Issuer, Och-Ziff Holding or Och-Ziff Corp, as the case may be, each ending on December 31 of each calendar year or such other date as is permitted pursuant to Section 6.09; provided that any Foreign Subsidiary may end its fiscal year on a date other than December 31 of each calendar year. For purposes of this Agreement and any other Credit Documents, references to “Fiscal Year” shall refer to the fiscal year of the Credit Parties unless the context requires otherwise or unless otherwise specified.

“Foreign Subsidiary” means any direct or indirect OZ Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.02.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governance Agreement” means that certain Governance Agreement, dated as of February 7, 2019, by and among the Issuer, Och-Ziff Corp, Och-Ziff holding, OZM, Advisors, Advisors II and DSO, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (i) with respect to the Obligations of OZM: Advisors, Advisors II, and each New Advisor Guarantor, (ii) with respect to the Obligations of Advisors: OZM, Advisors II, and each New Advisor Guarantor, and (iii) with respect to the Obligations of Advisors II: OZM, Advisors, and each New Advisor Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Issuer and its consolidated subsidiaries for the Fiscal Year ended December 31, 2017 consisting of consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year.

“Immaterial Subsidiary” means any OZ Subsidiary that is not a Material Subsidiary.

“Increased-Cost Lenders” as defined in Section 2.19(a).

“Incremental Credit Extension” means, on the Exchange Date, with respect to each Borrower, the exchange of Preferred Units of such Borrower for Incremental Loans of such Borrower in Dollars pursuant to the applicable Preferred Units Documents and otherwise in accordance with Section 2.01(a)(ii).

“Incremental Loan” means an Advisors Incremental Loan, an Advisors II Incremental Loan, or an OZM Incremental Loan, as the context requires.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other similar accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (b) purchase price adjustments, non-compete or consulting obligations or earn-out obligations payable in Equity Interests (other than Equity Interests of OZ Subsidiaries or their respective Subsidiaries), (c) any purchase price adjustments, non-compete or consulting obligations or earn-out obligation (other than to the extent covered under subclause (b) above) if not paid after becoming due and payable, and (d) obligations under employment agreements or with respect to deferred compensation); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vii) Disqualified Equity Interests; (viii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Total Net Secured Leverage Ratio; and (ix) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, the following shall not constitute Indebtedness: Och-Ziff Operating Group A Units, Och-Ziff Operating Group A-1 Units, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group E Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, PSIs, Preferred Units and all obligations of any Credit Party or OZ Subsidiary arising under or with respect to any Expense Allocation Agreement and any Cost Sharing Arrangement.

The amount of Indebtedness of any Person for purposes of clause (v) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, or the other Credit Documents or the transactions contemplated hereby or thereby (including the execution and delivery of any Credit Document, the performance by the parties hereto or thereto, the Credit Extensions, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or upon the enforcement of the Guaranty)) or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Credit Party, any OZ Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that Indemnified Liabilities with respect to legal fees, disbursements and expenses shall be limited to the reasonable and documented out-of-pocket fees of (i) one counsel to the Administrative Agent and its Related Parties and, if necessary, of a single firm of local counsel in each relevant jurisdiction and (ii) one counsel to all other Indemnified Parties and, if necessary, of a single firm of local counsel to such other Indemnified Parties in each relevant jurisdiction, and, in the case of an actual or reasonably perceived conflict of interest (where the Indemnitee affected by such conflict informs each Borrower of such conflict and thereafter retains its own counsel with each Borrower’s prior written consent (not to be unreasonably withheld or delayed)), one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” as defined in Section 10.03(a).

“Initial Credit Extension” means, on the Closing Date, with respect to each Borrower, the exchange of certain preferred units issued by such Borrower for Initial Loans of such Borrower in Dollars pursuant to the Merger Agreement applicable to such Borrower and otherwise in accordance with Section 2.01(a)(i).

“Initial Interest Notice” means a notice substantially in the form of Exhibit A-l.

“Initial Lender” means each Lender holding an Initial Loan on the Closing Date.

“Initial Lender Representative” means DSO.

“Initial Loan” means an Advisors Initial Loan, an Advisors II Initial Loan, and/or an OZM Initial Loan, as the context requires. The aggregate principal amount of Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $200,000,000.

“Intellectual Property” has the meaning assigned to it in the Senior Secured Credit Agreement Documents (whether or not such documents are then in effect).

“Interest Commencement Date” means February 1, 2020.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Interest Commencement Date, and (to the extent occurring after the Interest Commencement Date) the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or twelve months with the consent of each Lender), as selected by a Borrower in the applicable Initial Interest Notice or Conversion/Continuation Notice, (i) initially, commencing on the Interest Commencement Date or, if later, the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any OZ Subsidiary.

“Issuer” means Och-Ziff Capital Management Group LLC, or any successor Person resulting from the transactions contemplated by the Specified Transactions.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lender” means an Advisors Lender, an Advisors II Lender, or an OZM Lender, as the context requires.

“Lender Party” means the Administrative Agent and any Lender.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit of any Credit Party or OZ Subsidiary or Equity Interests of a New Advisor Subsidiary or OZ Subsidiary that receives advisory fee income, in one transaction or a series of related transactions.

“Loan” means an OZM Loan, an Advisors Loan, or an Advisors II Loan, as the context may require.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the OZ Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment Obligations hereunder; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Subsidiary” means any OZ Subsidiary or group of OZ Subsidiaries that, individually or in the aggregate, at any time of determination, have or account for (a) assets with a value equal to or greater than 5% of the total value of the aggregate assets of all Credit Parties and OZ Subsidiaries, taken as a whole, as at the last day of the Fiscal Quarter ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01), or (b) Combined Economic Income of equal to or greater than 5% of the Combined Economic Income of all of the Credit Parties and the OZ Subsidiaries, taken as a whole, for the most recent four consecutive Fiscal Quarter period of the Credit Parties ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01).

“Maturity Date” means the earlier of (i) the fifth anniversary of the date on which all obligations under the Preferred Units have been in Paid in Full (which date of such Payment in Full shall be notified by the Borrowers to the Administrative Agent in accordance with Section 5.01(c)) and (ii) April 1, 2026.

“Merger Agreement” means the Advisors Merger Agreement, the Advisors II Merger Agreement, or the OZM Merger Agreement, as the context requires.

“Minimum Bonus Expense” means the actual bonus expense of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, for Fiscal Quarters 1 through 3 plus Fiscal Quarter 4 (Fiscal Quarter 4 to be calculated as the average of Fiscal Quarters 1 through 3 from the respective Fiscal Year).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Line of Business Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Line of Business Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, purchase price adjustment or earn-out or otherwise, but only as and when so received) by any Credit Party or OZ Subsidiary, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property and that is subject to mandatory prepayment in connection with such Line of Business Asset Sale and that is repaid in connection with such Line of Business Asset Sale (other than Indebtedness under the Credit Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by any Borrower or such Credit Party or such OZ Subsidiary in connection with such Line of Business Asset Sale, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased distribution reasonably expected to be made pursuant to Section 6.03(a) as a result of such Line of Business Asset Sale, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by such Credit Party or such Subsidiary after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) any Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Line of Business Asset Sale; provided that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received within 180 days of such Line of Business Asset Sale by such Credit Party or such OZ Subsidiary in any such Line of Business Asset Sale (but only as and when so received); and (b) with respect to the incurrence or issuance of any Indebtedness by a Credit Party or OZ Subsidiary, an amount equal to (i) the sum of the Cash received by any Credit Party or OZ Subsidiary in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, upfront fees, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by such Credit Party or such OZ Subsidiary in connection with such incurrence or issuance.

“New Advisor” means any New Sister Advisor and any New Subsidiary Advisor.

“New Advisor Guarantor” means a New Advisor that has satisfied the requirements in Section 5.08(a).

“New Advisor Subsidiary” means any Subsidiary of any New Advisor that is not a New Advisor Guarantor, other than an OZ Fund or any of its Subsidiaries.

“New Sister Advisor” means any direct or indirect Domestic Subsidiary of Issuer, Och-Ziff Holding or Och-Ziff Corp (other than OZM, Advisors, or Advisors II or any of their respective Subsidiaries) that is not an Excluded Subsidiary, that is formed or acquired after the Closing Date and is a sister company of OZM, Advisors and Advisors II, and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Issuer, Och-Ziff Holding and Och-Ziff Corp, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under OZM’s most recently filed Form ADV.

“New Subsidiary Advisor” means any direct or indirect Domestic Subsidiary that is not an Excluded Subsidiary of OZM, Advisors, or Advisors II, that is formed or acquired after the Closing Date and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of OZM, Advisors, and Advisors II, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under OZM’s most recently filed Form ADV.

“Non-Consenting Lender” as defined in Section 2.19(a)(b).

“Non-Payment Default” as defined in Section 11.03.

“Non-SPVS” means any OZ Subsidiary that is not (i) a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary, (ii) a Subsidiary of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary, or (iii) an Owned Entity of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary.

“Non-US Lender” as defined in Section 2.16(f)(ii)(B).

“Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means an Initial Interest Notice or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all obligations of every nature of each Credit Party, whether direct or indirect, absolute or contingent, primary or secondary, fixed or otherwise, including obligations now or hereafter from time to time owed to Administrative Agent, the Lenders, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligee Guarantor” as defined in Section 7.07.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation.

“Och-Ziff Holding” means Och-Ziff Holding LLC, a Delaware limited liability company; provided that such Person may convert from a limited liability company to a corporation.

“Och-Ziff Operating Group” has the meaning ascribed thereto from time to time in the public filings made by the Issuer with the SEC.

“Och-Ziff Operating Group A Unit” means a Class A operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class A operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group A-1 Unit” means (i) a Class A-1 operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class A-1 operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class A-1 Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions; provided that the terms of such units, and of any amendments, restatements or replacements of the terms of such units, in each case in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group B Unit” means a Class B operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class B operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units, in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group D Unit” means a Class D operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class D operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group E Unit” means (i) a Class E operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class E operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class E Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions; provided that the terms of such units, and of any amendments, restatements or replacements of the terms of such units, in each case in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group P Unit” means a Class P operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class P operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Operating Group Entities” means any Person that is directly Controlled by any of the Intermediate Holding Companies (as defined in the Operating Group Entities’ Agreements).

“Operating Group Entities’ Agreements” means, collectively, the limited partnership agreements or other Organizational Documents of each of the Operating Group Entities, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Taxes (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except for any such Taxes that are Other Connection Taxes with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Entity” of a Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary means a Person of which any shares of the Voting Stock of such Person are beneficially owned, directly or indirectly through one or more intermediaries, by such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“OZM” as defined in the preamble hereto.

“OZM Incremental Loan” means a loan deemed made by an OZM Lender to OZM pursuant to Section 2.01(a)(ii).

“OZM Initial Loan” means a loan deemed made by an OZM Lender to OZM pursuant to Section 2.01(a)(i). Each OZM Lender’s OZM Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such OZM Lender’s name on Appendix A. The aggregate principal amount of OZM Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $135,050,000.

“OZM Lender” means each Person with an outstanding OZM Loan listed on the signature pages hereto as an OZM Lender, and any other Person with an outstanding OZM Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“OZM Loan” means an OZM Initial Loan and/or an OZM Incremental Loan, as the context requires.

“OZM Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between OZM and Orion Merger Sub I LP, a Delaware limited partnership.

“OZ Fund” means (a) each multi-strategy fund, credit fund, equity fund, hedge fund, real estate fund, collateralized loan obligation, managed accounts, investment fund, real estate investment trust, business development company, private equity fund, registered investment company, open- or closed-end fund, investment trust, undertaking for collective investment in transferable securities, any other investment vehicle, in each case that primarily makes investments similar to those made by investment funds and, whose primary purpose is not to operate as a funding or financing vehicle for the Issuer, a Credit Party or an OZ Subsidiary, and (b) any subsidiary or portfolio company of any of the foregoing set forth in clause (a), in each case of clauses (a) and (b), managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by a Credit Party or any of their respective Subsidiaries or Affiliates or any of its or their investment advisors.

“OZ Manager Entity” as defined in Section 6.17.

“OZ Subsidiary” means any Subsidiary of a Credit Party (whether or not such Subsidiary is also a Credit Party itself) other than an OZ Fund or any of its Subsidiaries.

“OZ Tax Advantaged Credit Fund” means OZ Real Estate Tax Advantaged Credit Fund LP, a Delaware limited partnership.

“Paid in Full” or “Payment in Full” means, with respect to the Preferred Units, that all of the Preferred Units have been redeemed, or exchanged for Loans hereunder, in each case in accordance with the terms of the OZM Merger Agreement, the Advisors Merger Agreement, the Advisors II Merger Agreement, the Preferred Units Documents, the Governance Agreement and this Agreement, as applicable.

“Participant Register” as defined in Section 10.06(g)(i).

“PATRIOT Act” as defined in Section 3.01(h).

“Pay the Obligations” as defined in Section 11.03.

“Payment Blockage Period” as defined in Section 11.03.

“Payment Default” as defined in Section 11.03.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc, and UK Sterling.

“Permitted Holders” means (i) the Issuer and each of its wholly-owned Subsidiaries, (ii) Daniel Och, (iii) any other individual who is an executive managing director of the general partners of OZM, Advisors or Advisors II, or the equivalent officer positions and has been appointed as such in the ordinary course of business as of any date of determination (“EMDs”), (iv) any individual who formerly served as an EMD, (v) the spouse (including a surviving spouse) and immediate family members of any Person specified in clauses (ii) through (iv), (vi) the estate and lawful heirs of any Person specified in clauses (ii) through (v), (vii) the beneficial trusts, family partnerships, foundations, family limited liability companies or other vehicles established for estate planning or charitable purposes of any of the foregoing, provided that the investment decisions relating to any Equity Interests of OZM, Advisors, Advisors II or any New Advisor Guarantor held by such trusts or other entities are controlled directly or indirectly by one or more of the persons specified in the foregoing clauses (i) through (vi).

“Permitted Junior Securities” means (i) Equity Interests in any Credit Party or any direct or indirect parent of any Credit Party; or (ii) unsecured debt securities that are subordinated to all Senior Obligations (and any debt securities issued in exchange for Senior Obligations) to substantially the same extent as, or to a greater extent than, the Obligations are subordinated to Senior Obligations under this Agreement; provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Obligations for purposes of such plan of reorganization.

“Permitted Liens” means, at any time, Liens in respect of Property of any Credit Party or any of their respective Subsidiaries permitted to exist at such time pursuant to the terms of Section 6.02.

“Permitted Securitization” means any of the following conducted by a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary: (i) the facilitation of ordinary course activities in connection with the origination of new, repriced or refinanced securitization transactions primarily managed for the account of third parties by the Credit Parties or any OZ Subsidiary and (ii) all activities of a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary in connection with or in furtherance of any of the foregoing activities under clauses (i) above.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” means, with respect to any Indebtedness, accrued interest on such Indebtedness to the extent such interest is not paid in cash but is added to the principal balance and due upon maturity thereof.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Unit Holder” has the meaning specified in Section 2.01(a)(ii).

“Preferred Unit Exchange” has the meaning specified in Section 2.01(a)(ii).

“Preferred Units” means the Class A Cumulative Preferred Units of OZM, Advisors and Advisors II, in each case that was exchanged (other than for Loans) or issued on the date hereof and having the terms set forth in the applicable Preferred Units Documents.

“Preferred Units Change of Control Event” means a “Change of Control Event” under the Preferred Units Documents.

“Preferred Units Documents” means, collectively:

(i) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of OZM dated as of February 7, 2019;

(ii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors dated as of February 7, 2019; and

(iii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors II dated as of February 7, 2019, in the case of clauses (i) through (iii), as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders..

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means such Person’s “Principal Office” as provided for in Section 10.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to each Borrower, Administrative Agent and each Lender.

“Pro Forma Basis” means, subject to and in accordance with the pro forma measurement principals set forth in Section 1.03, as of any date, with respect to any determination of any financial covenant, Total Net Secured Leverage Ratio or any other test or condition hereunder that is required to be calculated on a Pro Forma Basis shall give effect to any acquisition or asset sale or incurrence, retirement or repayment of Indebtedness as through such event occurred as of the first day of the applicable period of measurement with respect to any test, ratio or covenant for which such calculation is being made.

“Pro Forma Incentive Compensation Expense” means, for any period, the excess, if positive, of (i) product of (x) Pro Forma Incentive Income for such period multiplied by (y) a fraction, the numerator of which is total bonus expense on a combined economic income basis for the three year period ending on the last day of such period and the denominator of which is total incentive income on a combined economic income basis for such three year period, minus (ii) 50% of 50% of the Minimum Bonus Expense for such period.

“Pro Forma Incentive Income” means, for any period, 50% of the incentive income that would have been earned by the Credit Parties and the OZ Subsidiaries for such period on a combined basis on an economic income basis if:

(a)    in the case of any OZ Fund that provides investors a right to require periodic redemptions:

(i)    AUM throughout such period attributable to such OZ Fund had been the AUM for such OZ Fund as of the last day of such period;

(ii)    subject to subclause (iii) below, the gross return for such OZ Fund for such period had been equal to the average gross return (taking into account both positive and negative returns) for such OZ Fund during each of the three immediately preceding consecutive four Fiscal Quarter periods ending on the last day of such period (or, if less than three consecutive four Fiscal Quarter periods have occurred since the inception of such OZ Fund, such average for each such consecutive four Fiscal Quarter period since inception of such OZ Fund);

(iii)    the gross return for such period for any such OZ Fund that was valued 10% or more below such OZ Fund’s high water mark since inception as of the last day of such period, was 0%; and

(b)    in the case of any other OZ Fund, such OZ Fund had earned incentive income equal to its crystalized incentive income for such period.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loans of any Class of any Lender, the percentage obtained by dividing (a) the principal amount of the Loans of such Class of that Lender by (b) the aggregate principal amount of the Loans of such Class of all Lenders. For all other purposes with respect to each Lender (including for purposes of Section 9.06), “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the principal amount of the Loans of that Lender, by (B) an amount equal to the sum of the aggregate principal amount of the Loans of all Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PSI” means a profit sharing interest in OZM, Advisors or Advisors II, and any comparable interest designated as a profit sharing interest for any New Advisor Guarantor the distributions with respect to which are treated as compensation expense in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose public-side employees and representatives do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrowers, their respective Affiliates and any of their respective securities and may be engaged in investment and other market related activities with respect to a Borrower’s or its Affiliates’ securities or loans.

“Qualifying Risk Retention Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) manages or sponsors or has been established to manage or sponsor one or more collateralized loan obligation funds or similar investment entities or other securitizations (each of which constitutes an OZ Fund) (each such OZ Fund, an “OZ CLO”) or (ii) that is an Affiliate of a Person described in clause (i) that, in either case, purchases or otherwise acquires and/or retains securities, obligations or other interests in such OZ CLO for the purpose of, among other things, satisfying (including on a prospective basis) the requirements of any risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Authority or supranational union, authority, commission, board, bureau, court, agency or instrumentality or any Person acting under the authority of any of the foregoing (including, without limitation, (x) European Union directives or regulations on risk retention requirements and any related enabling or secondary legislation, regulation, technical standards or official guidance adopted or published by the European Union and/or its Member States and (y) U.S. federal agency rules implementing Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) in relation to such OZ Subsidiary, such OZ CLO or any investor or prospective investor in such OZ CLO, including in circumstances where the applicability of such requirements may be uncertain (such securities, obligations or other interests being “Risk Retention Interests,” and such laws, rules, regulations, guidelines, technical standards or guidance, being “Applicable Risk Retention Rules”); provided, however, that the sole lines of business conducted by such OZ Subsidiary shall be (I) managing one or more OZ CLOs and/or purchasing, acquiring, retaining or financing Risk Retention Interests in such OZ CLOs, and (II) any other businesses that have been entered into substantially related or ancillary to the businesses set forth in clause (I) above, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Ratings Demand Date” as defined in Section 2.10(c)(ii).

“Recapitalization Agreement” means the letter agreement (together with all exhibits and annexes attached thereto), dated December 5, 2018, among the Issuer, Daniel S. Och, OZM, Advisors, Advisors II, Och-Ziff Corp and Och-Ziff Holding filed by the Issuer with the SEC on December 6, 2018, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Reconciliation Statement” as defined in Section 5.01(d)(ii)(i).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, restructure, redeem, repurchase, refund, replace or repay any Indebtedness with other Indebtedness, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement and including, in each case, in connection with or as a result of a post-petition financing (including any debtor-in-possession financing) pursuant to Section 364 of the Bankruptcy Code or under any other applicable bankruptcy laws. “Refinanced” and “Refinancing” have correlative meanings.

“Register” as defined in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Persons” means, with respect to any Lender that is a natural person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary; provided that the investment decisions relating to any Loans held by such trusts or other entities are controlled directly or indirectly by such Person.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.02(a).

“Replacement Lender” as defined in Section 2.19.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Loans (including, without limitation, as may be effected through any amendment, waiver or modification of this Agreement relating to the interest rate for, or weighted average yield of, such Initial Loans), (a) if the effect of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is to refinance the Initial Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Loans), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by a Borrower or any of the Credit Parties of new Indebtedness, such new Indebtedness is term loan bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in term loan bank financing having an “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrowers, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four (4) year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Loans) that is less than the “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrowers, on the same basis) of the Initial Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement; provided that any prepayment, refinancing, substitution, replacement, amendment, modification or waiver of the Initial Loans in connection with a transaction that would constitute a Change of Control shall not be considered a Repricing Transaction.

“Requisite Lenders” means at any time, one or more Lenders having or holding Loans representing in the aggregate more than 50% of the aggregate Loans of all Lenders at such time.

“Restricted Junior Payment” means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding.

“Risk Retention Interests” as defined in the definition of “Qualifying Risk Retention Subsidiary.”

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) to the extent that conducting transactions with such Persons is prohibited for any party hereto or any Person participating in the Loans (whether as a Lender, a Borrower or otherwise) under the laws of the United States, the United Nations Security Council, the European Union, and any European Union member state or the United Kingdom.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means, for any day and time, with respect to any Eurodollar Rate Loan for Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on such page or if the Administrative Agent determines to no longer use the Bloomberg screen page, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Amendment” means that certain Amendment No. 1, dated as of February 7, 2019, by and among OZM, Advisors, Advisors II, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends the Senior Secured Credit Agreement.

“Senior Cap” means an amount equal to the sum of (x) the aggregate principal amount of Term Loans outstanding under (and as defined in) the Senior Secured Credit Agreement on the Closing Date immediately prior to giving effect to any repayments made on the Closing Date, minus the aggregate amount of principal repayments (whether mandatory or voluntary) of Term Loans under (and as defined in) the Senior Secured Credit Agreement on or following the Closing Date (including, for the avoidance of doubt, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment),(y) the aggregate amount of Revolving Commitments outstanding under (and as defined in) the Senior Secured Credit Agreement on the Closing Date, minus the aggregate amount of principal repayments of Revolving Loans under (and as defined in) the Senior Secured Credit Agreement on or following the Closing Date (each of which repayments shall be accompanied by a concurrent permanent reduction and termination of an equal amount of Revolving Commitments under (and as defined in) the Senior Secured Credit Agreement) and (z) all obligations now or hereafter from time to time owed with respect to the foregoing on account of all accrued and unpaid interest, fees, and expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to a Credit Party, would have accrued thereon, whether or not a claim is allowed against such Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding).

“Senior Commitments” has the meaning assigned to the term “Commitments” in the Senior Secured Credit Agreement.

“Senior Obligations” has the meaning assigned to the term “Obligations” in the Senior Secured Credit Agreement.

“Senior Representative” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Secured Credit Agreement, and its successors and permitted assigns.

“Senior Secured Credit Agreement” means the Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by the Senior Amendment, and as further amended, restated, supplemented, waived, refinanced, replaced or otherwise modified to the extent not prohibited by this Agreement, by and among OZM, Advisors, Advisors II, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.

“Senior Secured Credit Agreement Documents” has the meaning assigned to the term “Credit Documents” in the Senior Secured Credit Agreement.

“Senior Specified Priority Provisions” means Article 11, Section 6.01(x), Section 6.02(aa), Section 6.08(iv), Section 6.15 and the definition of “Senior Cap” in this Agreement.

“Solvent” means, with respect to the Credit Parties and the OZ Subsidiaries on a combined basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and the OZ Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and the OZ Subsidiaries’ present assets; (b) the Credit Parties’ and the OZ Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Persons have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Persons are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” as defined in Section 8.02(a).

“Specified IP Transactions” as defined in the definition of “Asset Sale”.

“Specified OZ Intellectual Property” as defined in Section 5.04.

“Specified Transactions” means each of the transactions described in the Definitive Recapitalization Documentation, including all transactions reasonably necessary or advisable to give effect to such transactions, and, to the extent not described or otherwise addressed by the Definitive Recapitalization Documentation, the transactions described in the Recapitalization Agreement, and all transactions reasonably necessary or advisable to give effect to such transactions.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Quarter” as defined in Section 8.02(b).

“Subject Transaction” as defined in Section 1.03.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party that is expressly subordinated in right of payment to the Obligations of such Credit Party under the Credit Documents.

“Subsequent Periods” as defined in Section 8.02(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to Subsidiaries in this Agreement shall refer to a subsidiary of a Credit Party.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means the First Amended and Restated Tax Receivable Agreement, dated as of January 12, 2009, by and among the Issuer, certain subsidiaries of the Issuer from time to time party thereto, and the current and former limited partners of the Credit Parties, including as such agreement may be amended, restated, or replaced in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such agreement in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such agreement by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Terminated Lender” as defined in Section 2.19(a).

“Total Net Secured Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Net Secured Debt as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day.

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.16(f)(ii)(A).

“Unrestricted Cash and Cash Equivalents” means all Cash and Cash Equivalents (whether or not such Cash and Cash Equivalents would be classified as “cash and cash equivalents” on a combined balance sheet of the Credit Parties and the OZ Subsidiaries in accordance with GAAP) of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP not restricted as described in SEC Regulation S-X Rule 7-03(a)(2); provided that Cash and Cash Equivalents that would be classified as “restricted” (x) solely because of a requirement to apply such Cash and Cash Equivalents to repay the Senior Obligations (including pursuant to the Definitive Recapitalization Documents), or (y) solely because of any provisions under the Credit Documents or because such Cash and Cash Equivalents are subject to a Lien securing the Senior Obligations, in the case of clauses (x) and (y), shall be deemed Unrestricted Cash and Cash Equivalents.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wilmington Trust” as defined in the preamble hereto.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Accounting Terms.

(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any Borrower notifies Administrative Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies each Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by a Borrower to Administrative Agent pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Sections 5.01(a), normal year-end audit adjustments and the absence of footnotes) (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions, covenants and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower, any other Credit Party or any OZ Subsidiary thereof at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP after April 10, 2018 that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on April 10, 2018 to be recharacterized as a Capital Lease or Capital Lease Obligations.

(b)    Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document or certificate or other document delivered to the Administrative Agent or any Lender, in the event that the Issuer and its consolidated subsidiaries effect a restatement of their financial statements previously provided hereunder and such restated financial statements do not indicate a material adverse change in the creditworthiness of the Credit Parties, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute a breach of any representation or warranty under any Credit Document or any other document delivered pursuant hereto or thereto or in connection herewith or therewith, or provide the basis for a Default or an Event of Default hereunder or under any other Credit Document; provided that if any such restatement affects in any material respect the calculation of Combined Total Net Secured Debt, or Combined Economic Income, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of any Borrower or the Requisite Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrowers and the Lenders (acting via a majority) to give effect to the intent of this Agreement as in effect prior to such restatement.

Section 1.03    Subject Transactions. With respect to any period during which an acquisition, asset sale (including any Line of Business Asset Sale), Restricted Payment, or the incurrence, retirement or repayment of Indebtedness has occurred (each, a “Subject Transaction”), for purposes of determining the Total Net Secured Leverage Ratio, Combined Total Net Secured Debt, and Combined Economic Income shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are reasonable identifiable and supportable and are expected to be realized, in each case determined in good faith by or under the direction of the chief financial officer or treasurer of any Borrower (or of any Borrower’s general partner or equivalent), which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or treasurer of any Borrower (or of any Borrower’s general partner or equivalent)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the OZ Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 1.04    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Article 2

LOANS

Section 2.01    Loans.

(a)    Initial Loans and Incremental Loans.

(i)    Initial Loans. On the Closing Date, the Initial Credit Extension shall be deemed to occur such that, immediately after giving effect thereto, the principal amount of Initial Loans of each Class shall be held by each Initial Lender of such Class as set forth on Appendix A. Amounts repaid or prepaid in respect of Initial Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Initial Loans shall be paid in full no later than the Maturity Date.

(ii)    Incremental Loans. (A) If any Preferred Units of any Borrower remain outstanding on March 31, 2022 (the “Exchange Date”), then on the Exchange Date (or such later date as provided pursuant to the Preferred Units Documents and the Governance Agreement and specified in the applicable Exchanging Lender Joinder Agreement), to the extent that a holder of Preferred Units of such Borrower (such holder, a “Preferred Unit Holder”) exercises its exchange option pursuant to the terms of the Preferred Units Documents for such Borrower and the Governance Agreement and in accordance with clause (B) of this Section 2.01(a)(ii), the Incremental Credit Extension in respect of such Preferred Unit Holder’s Preferred Units of such Borrower shall occur on the Exchange Effective Date such that, immediately after giving effect thereto, Incremental Loans of such Borrower shall be held by such Preferred Unit Holder in accordance with the terms of the Preferred Units Documents of such Borrower, the Governance Agreement and clause (B) of this Section 2.01(a)(ii), and such Preferred Unit Holder shall become a Lender with an Incremental Loan to such Borrower under this Agreement. Except as expressly set forth herein, any such Incremental Loans of any Class will have terms and conditions identical to those of the Initial Loans of such Class in all respects and will be “Loans” of such Class for all purposes under this Agreement. Amounts repaid or prepaid in respect of Incremental Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Incremental Loans shall be paid in full no later than the Maturity Date.

(B)    At least three Business Days prior to any Preferred Unit Holder effectuating an exchange of Preferred Units for Incremental Loans of any Class pursuant to clause (A) of this Section 2.01(a)(ii) (such exchange, a “Preferred Unit Exchange”), such Preferred Unit Holder shall (i) execute and deliver an Exchanging Lender Joinder Agreement to the Administrative Agent and (ii) to the extent such Preferred Unit Holder is not already a Lender, deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax form under Section 2.16. Each Exchanging Lender Joinder Agreement shall specify (i) the effective date of the Preferred Unit Exchange (which shall be a Business Day) (the “Exchange Effective Date”), (ii) whether the Incremental Loan to be received by such Preferred Unit Holder is an Advisors Incremental Loan, an Advisors II Incremental Loan, or an OZM Incremental Loan and (iii) the principal amount of the Incremental Loan to be received by such Preferred Unit Holder (which such Preferred Unit Holder agrees shall be consistent with the exchange provisions and calculations set forth in the Preferred Units Documents and the Governance Agreement). The parties hereto (1) acknowledge and agree that (i) the Administrative Agent may conclusively rely on an Exchanging Lender Joinder Agreement as evidence that the Preferred Unit Holder party thereto exercised the exchange option pursuant to the terms of the Preferred Units Documents for the applicable Borrower and the Governance Agreement and on the terms set forth in such Exchanging Lender Joint Agreement, (ii) the Administrative Agent is not a party to any Preferred Units Documents or the Governance Agreement, and the Administrative Agent does not have any duty, responsibility or obligation (A) under any Preferred Units Documents or the Governance Agreement or (B) to inquire or ascertain whether an Preferred Unit Exchange is permitted thereunder, (iii) the Administrative Agent does not have any duties, responsibilities or obligations with respect to any Preferred Units or the cancellation thereof in connection with a Preferred Unit Exchange and (iv) the Administrative Agent shall have not have any liability to any Lender or other Person arising from, out of, or in connection with any Preferred Unit Exchange consummated or purported to be consummated and (2) waives any and all claims or causes of action against the Administrative Agent and its Related Parties arising from, out of, or in connection with any Preferred Unit Exchange or any actions taken by the Administrative Agent in accordance with this Section 2.01(a)(ii).

(b)    Initial Interest Notice in connection with the Interest Commencement Date and Incremental Loans. Any Borrower (on behalf of itself and/or any other Borrower) may deliver to Administrative Agent a fully executed and irrevocable Initial Interest Notice (i) with respect to Initial Loans of any Class, no later than 12:00 noon (New York City time), three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Interest Commencement Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time) one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the Interest Commencement Date in the case of Base Rate Loans; provided that if no such Initial Interest Notice in respect of Initial Loans of any Class is delivered by either of the foregoing dates and times under this clause (i), the initial interest rate and Interest Period applicable to the Initial Loans of such Class shall be the Adjusted Eurodollar Rate with an Interest Period of one (1) month, and (ii) with respect to Incremental Loans of any Class, no later than 12:00 noon (New York City time), three (Business Days) (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Exchange Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the Exchange Date in the case of Base Rate Loans; provided that if no such Initial Interest Notice in respect of Incremental Loans of any Class is delivered by either of the foregoing dates and times under this clause (ii), the initial interest rate and Interest Period applicable to the Incremental Loans of such Class shall be the Adjusted Eurodollar Rate with an Interest Period of one (1) month. Promptly upon receipt by Administrative Agent of any such Initial Interest Notice, Administrative Agent shall notify each Lender thereof.

Section 2.02    Reserved.

Section 2.03    Use of Proceeds. Each Borrower shall incur Loans exchanged solely from certain preferred units of such Borrower (in the case of Initial Loans of such Borrower) or from Preferred Units of such Borrower (in the case of Incremental Loans of such Borrower); provided that the Borrowers shall not receive any cash proceeds on the Closing Date or the Exchange Date in connection with such exchange. No part of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any provision of Regulation T, Regulation U or Regulation X of the Board of Governors. Following each exchange of Preferred Units for Loans contemplated hereby, not more than 25% of the value of the assets of the Credit Parties and their respective OZ Subsidiaries on a consolidated basis will be Margin Stock.

Section 2.04    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the Loans (and related interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by any Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Loans or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates Wilmington Trust to serve as such Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and each Borrower hereby agrees that, to the extent Wilmington Trust serves in such capacity, Wilmington Trust and its officers, directors, employees, agents, sub-agents and affiliates acting in such capacity shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05    Interest on Loans.

(a)    No Loan shall bear interest until the Interest Commencement Date. From and after the Interest Commencement Date, except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the Interest Commencement Date (or, if later, the date of the Credit Extension applicable to such Loan) through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    In the case of a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for such Class of Loan; or

(ii)    In the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class of Loan.

(b)    Subject to Section 2.14, the basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by any Borrower (on behalf of itself and/or any other Borrower) and notified to Administrative Agent and Lenders pursuant to the applicable Initial Interest Notice or Conversion/Continuation Notice, as the case may be. If on any day on or following the

Interest Commencement Date a Loan is outstanding with respect to which an Initial Interest Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of one (1) month.

(c)    In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event that the Interest Commencement Date has occurred and the Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Initial Interest Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the date designated for such borrowing or such conversion or continuation in such Initial Interest Notice or Conversion/Continuation Notice (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as) a Eurodollar Rate Loan with an Interest Period of one (1) month. In the event that the Interest Commencement Date has occurred and the Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Initial Interest Notice or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one (1) month. On each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to each Borrower and each Lender.

(d)    Interest payable pursuant to Section 2.05(a) shall be computed (i) in the case of Base Rate Loans that are subject to the Alternate Base Rate based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of other Loans (including the Eurodollar Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the applicable Credit Extension occurring after the Interest Commencement Date or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead be payable on the applicable Interest Payment Date.

Section 2.06    Conversion/Continuation.

(a)    Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i)    to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type to another Type; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the applicable Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b)    Any Borrower (on behalf of itself and/or any other Borrower) shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan); provided, that if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” the applicable Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time four Business Days prior to the requested date of such conversion/continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them (and not later than 2:00 p.m., New York City time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith. Any conversion/continuation date shall be a Business Day.

Section 2.07    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is (x) prior to the Interest Commencement Date, 2% per annum and (y) from and after the Interest Commencement Date, 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts applicable to any Class of Loans, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans for such Class of Loans); provided, in the case of Eurodollar Rate Loans of any Class of Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans of such Class of Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable in respect of such Class of Loans hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.08    Administrative Agent Fees. The Borrowers agrees to pay to the Administrative Agent, for its own account, such fees as set forth in the Fee Letter at the times and in the amounts specified therein.

Section 2.09    Scheduled Payments.

(a)    Subject to adjustment pursuant to paragraph (c) of this Section 2.09, each Borrower shall repay or cause to be repaid the Loans of such Borrower on the last day of each March, June, September and December of each year, commencing on the earlier of (i) the first anniversary of the date on which all outstanding Preferred Units are Paid in Full and (ii) March 31, 2022, in quarterly installments each in a principal amount equal to 5% of the aggregate principal amount of the Loans of such Borrower on the Closing Date (or, in the case of Incremental Loans of such Borrower, the Exchange Date); provided that (1) if any such date is not a Business Day, such payment shall be due on the next Business Day and (2) such payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(d) or Section 2.11, as applicable.

(b)    To the extent not previously paid, all Loans shall be due and payable on the Maturity Date. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Class of Lenders the Loans of such Borrower on the Maturity Date.

(c)    Repayments of Loans shall be accompanied by accrued and unpaid interest on the amount repaid.

(d)    Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, in no event shall payments of scheduled installments of principal of the Loans in any Fiscal Year be required to exceed $40,000,000, it being understood that the payment of the remaining balance of the Loans (together with any interest or other outstanding Obligations hereunder) on the Maturity Date will not be subject to such restriction.

(e)    All principal payments made pursuant to this Section 2.09 shall, except as otherwise required pursuant to clause (2) of the proviso to Section 2.09(a), be applied on a pro rata basis to each Class of Loans (on a pro rata basis to the Loans of the Lenders with such Class of Loans), unless otherwise specified in writing by any Borrower to the Administrative Agent prior to the time such payment is made.

Section 2.10    Voluntary and Mandatory Prepayments.

(a)    Subject to Section 2.10(c) and Section 2.14(c), and, in the case of any voluntary prepayment of Loans, at any time and from time to time:

(i)    with respect to Base Rate Loans, each Borrower may prepay any Loans of such Borrower on any Business Day, in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding; and

(ii)    with respect to Eurodollar Rate Loans, each Borrower may prepay any Loans of such Borrower on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding.

(iii)    all such prepayments under this clause (a) shall be made:

(A)    upon prior written notice by any Borrower (on behalf of itself and/or any other Borrower) in the case of Base Rate Loans delivered to Administrative Agent on the proposed prepayment date, which shall be a Business Day; and

(B)    upon not less than three Business Days’ prior written notice by any Borrower (on behalf of itself and/or any other Borrower) in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required (and Administrative Agent will promptly transmit such original notice for the applicable Class of Loans by facsimile or email to each Lender of such Class). Upon the giving of any such notice, the principal amount of the Loans of such Class specified in such notice shall become due and payable on the prepayment date specified therein; provided that each Borrower may condition such notice on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, each Borrower may rescind such notice and the principal amount of the Loans of such Class specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b)    [Reserved].

(c)    Initial Loan Soft Call Protection; Discounted Prepayments.

(i)    In the event all or any portion of the Initial Loans are prepaid (or repriced or effectively refinanced through any amendment of the Initial Loans) as a result of a Repricing Transaction on or prior to the date that is six months after the Closing Date, the Borrower of each Class of Loans subject to such Repricing Transaction shall pay to each Lender of such Class on the date of such Repricing Transaction a fee equal to 1% of the principal amount of such Lender’s Initial Loans of such Class that are subject to such Repricing Transaction (it being understood that if any Lender of any Class is required to assign its Initial Loans of such Class pursuant to Section 2.19 in connection with a Repricing Transaction, the fee with respect to the Class of Initial Loans of such Lender so assigned shall be required to be paid to such assigning Lender of such Class and not its assignee).

(ii)    In the event that all Preferred Units are redeemed in full in cash, then from the date on which such redemption in full occurs until the date which is nine months thereafter (such later date, the “Ratings Demand Date”), the Borrowers may at their option (in accordance with a prepayment notice delivered in accordance with Section 2.10(a)) prepay up to $200,000,000 aggregate principal amount of the Initial Loans at a price equal to 95% of the aggregate principal amount of Loans so prepaid, together with accrued and unpaid interest thereon, if any (which, for the avoidance of doubt, shall be calculated based on the full principal amount of the Loans so prepaid). For the avoidance of doubt, the face amount of any Loans that are prepaid pursuant to this clause (ii) shall be deemed cancelled immediately upon giving effect to such prepayment. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(d)    Mandatory Prepayments.

(i)    Subject to clause (viii) below, in the event that, on or prior to the Exchange Date, any “Designated Proceeds” (as described in the Preferred Units Documents) have been deposited into a third party escrow account in accordance with the Governance Agreement, all of such “Designated Proceeds” shall be applied within four (4) Business Days following the Exchange Date to repay Incremental Loans in accordance with the terms of the escrow agreement in connection therewith and the Governance Agreement.

(ii)    Subject to clauses (vii) and (viii) below, (A) if any Credit Party or any OZ Subsidiary receives any Net Cash Proceeds from any Line of Business Asset Sale, the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds to prepay Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(d)(ii)(A) with respect to such Net Cash Proceeds, that any Borrower shall reinvest in accordance with Section 2.10(d)(ii)(B); and

(B)    Subject to clause (viii) below, with respect to any Net Cash Proceeds realized or received with respect to any Line of Business Asset Sale by any Credit Party or any OZ Subsidiary, at the option of any Borrower, such Credit Party or OZ Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of the Credit Parties and their respective Subsidiaries (and, if the assets disposed of were fee generating assets, such acquired assets shall be fee generating assets) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if a Credit Party or OZ Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(d)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii)    Subject to clauses (vii) and (viii) below, if any Credit Party or OZ Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds received by such Credit Party or OZ Subsidiary therefrom to prepay the Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. For the avoidance of doubt, the exchange of all or any portion of the Preferred Units into Loans from time to time shall not result in a mandatory prepayment under this clause (iii).

(iv)    Any Borrower (on behalf of itself and/or any other Borrower) shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(d) at least three (3) Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree in its discretion). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of such prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

(v)    Each prepayment of Loans pursuant to this Section 2.10(d) shall (x) except as provided in Section 2.10(d)(i), be applied on a pro rata basis to each Class of Loans (on a pro rata basis to the Loans of the Lenders with such Class of Loans), except that prepayments pursuant to Section 2.10(d)(iii) may be applied to the Class or Classes of Loans selected by any Borrower, and (y) in each case, be further applied to such Class of Loans, first in forward order of maturity to the scheduled remaining installments of principal of such Class of Loans occurring in the next twelve months following the date of such prepayment pursuant to Section 2.09(a) and second ratably to the scheduled remaining installments of principal of such Class of Loans required pursuant to Section 2.09(a).

(vi)    Any prepayment of Loans pursuant to this Section 2.10(d) shall be accompanied by accrued and unpaid interest to the extent required by Section 2.05(e) and Section 2.12 and shall be subject to Section 2.14.

(vii)    Notwithstanding anything to the contrary in this Agreement, (A) to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary or any Excluded Subsidiary under clause (b)(v) of such definition (any of the foregoing, a “Non-Repatriating Subsidiary”) is prohibited or delayed by any requirement of law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay any Class of Loans at the times provided under this clause (d), as the case may be, but only so long, as the applicable requirement of law will not permit repatriation to the Credit Parties, and once a repatriation of any of such affected Net Cash Proceeds are permitted under the applicable requirement of law, an amount equal to such Net Cash Proceeds (to the extent not reinvested in the business of such Non-Repatriating Subsidiary) will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of such Class of Loans, and (B) to the extent that any Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of a Non-Repatriating Subsidiary could have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided under this clause (d). For the avoidance of doubt, nothing in this Agreement, including this Section 2.01, shall be construed to require any Non-Repatriating Subsidiary to repatriate cash.

(viii)    Mandatory prepayments pursuant to this Section 2.10(d) are subject to the terms of Article 11 and may not be made at any time prior to the time that (A) all Senior Obligations have been repaid in full in cash (other than unmatured contingent Senior Obligations for which no claim has been made at such time) and all Senior Commitments have been terminated and (B) other than any mandatory prepayment pursuant to clause (i) of this Section 2.10(d), the Preferred Units have been Paid in Full.

Section 2.11    Application of Prepayments.

(a)    Application of Voluntary Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) and Section 2.10(c)(ii) shall be applied as specified by any Borrower (on behalf of itself and/or any other Borrower) in the applicable notice of prepayment, and in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, shall be applied to prepay any outstanding Loans on a pro rata basis; provided that any prepayment of Loans of any Class pursuant to Section 2.10(a) shall be applied to reduce the scheduled remaining installments of principal of the Loans of such Class in such manner as any Borrower may elect, and absent such election, in forward order of maturity. Any prepayment of any Loans of any Class pursuant to this clause (a) shall be applied to the Loans of such Class of each Lender of such Class on a pro rata basis in accordance with their respective Pro Rata Shares.

(b)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans and then to Eurodollar Rate Loans in order of direct Interest Period maturities.

Section 2.12    General Provisions Regarding Payments.

(a)    All payments by the applicable Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due to the deposit account of the Administrative Agent designated by Administrative Agent for the account of the applicable Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall, at the option of the Administrative Agent, be deemed to have been paid by the applicable Borrowers on the next succeeding Business Day.

(b)    Except as provided in the proviso to Section 2.05(e), all payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder, each in the manner set forth in this Section 2.12.

(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if (A) any Conversion/Continuation Notice is withdrawn as to any Affected Lender, or (B) any Affected Lender makes Base Rate Loans in lieu of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f)    Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.07 from the date such amount was due and payable until the date such amount is paid in full.

(g)    Subject to Article 11, if an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments received by Administrative Agent hereunder in respect of any of the Obligations shall be applied as follows:

first, to the payment of all amounts for which Administrative Agent is entitled to reimbursement or indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) and all advances made by Administrative Agent hereunder for the account of any Borrower or any Guarantor, to the payment of all fees owing to the Administrative Agent under any Credit Document and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof;

second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to any Lender with respect to this Agreement or the other Credit Documents;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations;

fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent or any Lender under the Credit Documents; and

sixth, to the extent of any excess of such payments, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.13    Ratable Sharing. Except as otherwise permitted by this Agreement, Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14    Making or Maintaining Eurodollar Rate Loans.

(a)    Inability to Determine Applicable Interest Rate.

(i)    In the event that on any Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans,

(A)    Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B)    the Administrative Agent is advised by the Requisite Lenders that the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans for such Interest Period;

then Administrative Agent shall on such date give notice (by facsimile or email) to each Borrower and each Lender of such determination, whereupon (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following such Interest Rate Determination Date, in each case until such time as Administrative Agent notifies each Borrower and each Lender that the circumstances giving rise to such notice no longer exist, and (y) any Initial Interest Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(ii)    If at any time the Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto) that (A) the circumstances set forth in clause (a)(i)(A) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (a)(i)(A) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then (x) if the Senior Secured Credit Agreement is outstanding at such time, the alternate rate of interest to the Eurodollar Rate established pursuant to the terms of the Senior Secured Credit Agreement or (y) if the Senior Secured Credit Agreement is not outstanding at such time, the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (in the case of clauses (x) and (y), to the extent such alternative rate is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer), and (with the consent of the Requisite Lenders) shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided such other changes shall not include any amendment to the definition of “Applicable Margin”) (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Requisite Lenders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate specified therein) is satisfactory to the Requisite Lenders and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment); provided that, if such alternate rate of interest shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (a)(ii) (but, in the case of the circumstances described in clause (B) of the first sentence of this Section 2.14(a)(ii), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following an Interest Rate Determination Date, and (y) any Initial Interest Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with each Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email or facsimile) to each Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by any Borrower pursuant to the Initial Interest Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan (and if such written notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate), (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by any Borrower pursuant to the Initial Interest Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind the Initial Interest Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email or facsimile) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative

Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. From and after the Interest Commencement Date, the Borrower of any Class shall compensate each Lender of such Class, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits (including, without duplication, any loss of the Applicable Margin on the relevant Loans)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a conversion to or continuation of any Eurodollar Rate Loan of such Class does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans of such Class occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans of such Class is not made on any date specified in a notice of prepayment given by any Borrower. A certificate of such Lender setting forth in reasonable detail the calculation of the amount or amounts payable under this Section 2.14(c) shall be delivered to each Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error, and such amount or amounts shall be payable within ten (10) days after Borrowers’ receipt of such certificate.

(d)    Booking of Eurodollar Rate Loans. Subject to Section 2.17, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender of any Class under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans of such Class through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans of such Class in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

Section 2.15    Increased Costs; Capital Adequacy.

(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax indemnified under Section 2.16(b) or any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower of any Class shall promptly pay to such Lender of such Class, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender of such Class in its sole discretion shall determine) as may be necessary to compensate such Lender of such Class on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder in respect of such Class. Such Lender shall deliver to each Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender by each Borrower under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(a), no Lender shall demand compensation pursuant to this Section 2.15(a) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to each Borrower and which are subject to similar provisions.

(b)    Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has had the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within 15 days after receipt by each Borrower from such Lender of the statement referred to in the next sentence, the Borrower of any Class shall pay to such Lender of such Class such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction in respect of such Class. Such Lender shall deliver to each Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this

Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(b), no Lender shall demand compensation pursuant to this Section 2.15(b) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to each Borrower and which are subject to similar provisions.

(c)    Notwithstanding anything in this Section 2.15 to the contrary, no Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies each Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16    Taxes; Withholding.

(a)    Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)    Withholding of Taxes. If any Credit Party, Administrative Agent or any other Person is required by Law to make any deduction or withholding on account of any Tax with respect to any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) any Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it; (ii) the applicable withholding agent shall make such deductions and withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after that deduction, withholding or payment is made, the Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(c)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsections (a) and (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, any Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)    Indemnification by the Borrowers. The Borrower of any Class shall indemnify Administrative Agent and each Lender of such Class for any Indemnified Taxes paid or payable by Administrative Agent or such Lender (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after Administrative Agent or Lender of such Class as the case may be delivers to each Borrower a certificate stating the amount of any such Tax so paid or payable. Any Lender who delivers such a certificate to any Borrower shall deliver a copy thereof to Administrative Agent. The certificate delivered to each Borrower shall be conclusive of the amount so paid or payable absent manifest error.

(f)    Evidence of Exemption From U.S. Withholding Tax.

(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Credit Document shall deliver to each Borrower and Administrative Agent, at the time or times reasonably requested by any Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by any Borrower or Administrative Agent as will enable each Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify each Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.16, a Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally eligible to deliver.

(ii)    Without limiting the generality of the foregoing:

(A)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and each Borrower on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(B)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and each Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), two of whichever of the following is applicable:

1.    in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or W-8BEN-E;

2.    executed originals of IRS Form W-8ECI;

3.    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business (a “Certificate re Non-Bank Status”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

4.    to the extent a Non-US Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Certificate re Non-Bank Status, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a Certificate re Non-Bank Status on behalf of each such direct or indirect partner;

(C)    any Non-US Lender shall, to the extent it is legally eligible to do so, deliver to each Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit each Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to each Borrower and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by any Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower as may be necessary for each Borrower and Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 2.16(f).

(g)    Treatment of Certain Refunds. If Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16 from the Governmental Authority to which such Tax was paid, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will Administrative Agent or any Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) the payment of which would place such Administrative Agent or Lender in a less favorable net after-Tax position than such Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or OZ Subsidiary.

(h)    Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by or replacement of any Lender or Administrative Agent, and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16 it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless the Borrower of any Class agrees to pay all incremental expenses incurred by such Lender of such Class as a result of utilizing such other office as described in this Section 2.17(a) and (b) above. A certificate as to the amount of any such expenses payable by such Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to each Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.18    Borrower Representative Appointment. Each Borrower hereby designates each other Borrower as its representative and agent on its behalf for the purpose of issuing, executing and delivering Initial Interest Notices and Conversion/Continuation Notices, delivering and giving instructions with respect to all transactions contemplated by the Credit Documents, paying, prepaying and reducing loans or any other amounts owing under the Credit Documents, selecting interest rate options, executing, delivering, giving and receiving all other agreements, documents, certificates, instruments, notices and consents hereunder or under any of the other Credit Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any or all of the Borrowers under the Credit Documents; provided, however, that any amounts paid by a Borrower on behalf of another Borrower shall be deemed a payment by such other Borrower. Each Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any certificate, document, notice or other communication delivered pursuant to any Credit Document by any Borrower as a certificate, document, notice or communication delivered by the Borrowers. Each representation, warranty, covenant, agreement and undertaking made on a Borrower’s behalf by any Borrower shall be deemed for all purposes to have been made by each such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.19    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to any Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after any Borrower’s request for such withdrawal or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b) or (c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), any Borrower may by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause, at its sole expense and effort, such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Borrowers shall pay any fees payable thereunder (including the registration and processing fee payable to the Administrative Agent pursuant to Section 10.06(d)) in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if any Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

Article 3

CONDITIONS PRECEDENT

Section 3.01    Closing Date. The effectiveness of this Agreement and the occurrence of the Initial Credit Extension is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a)    Credit Documents. Administrative Agent and Lenders shall have received executed counterparts of this Agreement, any Notes (to the extent requested reasonably in advance of the Closing Date) and the Fee Letter, in each case from each applicable Credit Party and each Lender party thereto (which in the case of this clause (a), may include electronic transmission of a signed signature page of any such agreement or document);

(b)    Organizational Documents; Incumbency. Administrative Agent and Lenders shall have received (i) a copy of each Organizational Document of each Credit Party (provided that only redacted copies or forms of any amendments, joinders or supplements to such documents shall be required to be delivered under this clause (b) (and certain other documents, such as confidential separation and similar agreements, shall not be required to be delivered) so long as the unredacted versions of such definitive documents do not otherwise amend, supplement or modify the Organizational Documents of any Credit Party in a manner materially adverse to the Lenders), and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person (or officers of such Person’s general partner or equivalent) executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an Authorized Officer (or officers of such Person’s general partner or equivalent) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c)    Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.

(d)    Financial Statements. Administrative Agent and Lenders shall have received the Historical Financial Statements.

(e)    Opinion of Counsel. Administrative Agent and its counsel shall have received a copy of the favorable written opinion of Greenberg Traurig, LLP, counsel for Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(f)    Events of Default; Default. No event shall have occurred and be continuing or would result from the consummation of the transactions and borrowing contemplated hereby that would constitute an Event of Default or a Default.

(g)    Closing Date Certificate. Each Borrower shall have delivered to Administrative Agent and Lenders an originally executed Closing Date Certificate, together with all attachments thereto.

(h)    PATRIOT Act. Administrative Agent and the Lenders shall have received all documentation and other information about the Credit Parties reasonably requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(i)    Specified Transactions. Each of the Specified Transactions which is required by the terms of the Definitive Recapitalization Documentation to be consummated on or prior to the Closing Date shall have been, or substantially concurrently with the Initial Credit Extension on the Closing Date will be, consummated.

(j)    Payment of Fees and Expenses. The expenses of Administrative Agent (including the reasonable, documented out-of-pocket fees and expenses of its attorneys) arising in connection with the transactions contemplated by the Credit Documents for which invoices have been presented to each Borrower at least one Business Day prior to the Closing Date shall have been paid. In addition to the foregoing, on or prior to the Closing Date, the Administrative Agent shall have received all fees under the Fee Letter that are due and payable and required to be paid thereto on the Closing Date.

Section 3.02    Reserved.

Section 3.03    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

Article 4

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to cause the Initial Credit Extension to occur, the Credit Parties each represent and warrant to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

Section 4.01    Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the OZ Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (or, only where applicable, the equivalent status in such jurisdiction of organization), except (other than with respect to any Credit Party) as would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.02    Equity Interests and Ownership. As of the Closing Date, the Equity Interests of each Credit Party and each of their OZ Subsidiaries have been duly and validly authorized and issued, and in the case of entities that are organized as corporations, are fully paid and non-assessable, and in the case of entities that are organized as limited liability companies, no Credit Party or OZ Subsidiary is liable to such entity to make any additional capital contributions with respect to its equity interest in such entity (except as otherwise required by the Delaware Limited Liability Company Act), and, in the case of entities organized as partnerships, all of the interests in each such entity have been duly and validly created. As of the Closing Date, all Equity Interests of OZ Subsidiaries of any Credit Party are owned directly or indirectly by one or more Credit Parties, free and clear of any lien, charge, encumbrance, security interest, or other claim of any third party other than Permitted Liens.

Section 4.03    Due Authorization. Each of the Credit Parties has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04    No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any OZ Subsidiary, (ii) any of the Organizational Documents of such Credit Party, (iii) any of the Organizational Documents of any OZ Subsidiary, or (iv) any order, judgment or decree of any court or other agency of government binding such Credit Party or any OZ Subsidiary, in each case of clauses (i), (iii) and (iv), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective OZ Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05    Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect and (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 4.06    Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

Section 4.07    Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto, other than (a) the liabilities reflected on Schedule 4.07, (b) obligations arising under this Agreement and the other Credit Documents, and the Senior Secured Credit Agreement, and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.08    No Material Adverse Effect. Since December 31, 2017, no Material Adverse Effect has occurred.

Section 4.09    Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any OZ Subsidiary, to such Credit Party’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

Section 4.10    Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) all Tax returns and reports of any Credit Party or OZ Subsidiary required to be filed by any of them have been timely filed, and (ii) all Taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or OZ Subsidiary and upon their respective properties, assets, income and businesses which are due and payable (including in their capacity as a withholding agent) have been timely paid, other than those which are being contested by such Credit Party or OZ Subsidiary in good faith and by appropriate proceedings; provided, adequate reserves have been made thereof in conformity with GAAP.

Section 4.11    Properties. Each of the Credit Parties and the OZ Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except (x) for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.01 in the ordinary course of business or as otherwise permitted under Section 6.05, (y) Intellectual Property in connection with any Specified IP Transaction or (z) where the failure to have such title, rights or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any OZ Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

Section 4.12    No Defaults. None of the Credit Parties nor any of the OZ Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

Section 4.13    Investment Company Act. None of the Credit Parties is subject to regulation under the Investment Company Act of 1940. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14    Use of Proceeds; Anti-Corruption Laws. The Credit Parties and the OZ Subsidiaries will use the proceeds of the Loans solely for purposes and in the manner permitted under Section 2.03, it being understood that neither the Credit Parties nor the OZ Subsidiaries received or will receive any cash proceeds on the Closing Date or on the Exchange Date in connection with the exchange of any preferred units for any Loans. The Credit Parties and the OZ Subsidiaries shall not use, and shall procure representations that their respective OZ Subsidiaries and respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent it would result in a violation of any Sanctions applicable to and by any party hereto, or (C) in any other manner that would result in the violation of any Sanctions applicable to and by any party hereto.

Section 4.15    Employee Benefit Plans. In each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, or such Employee Benefit Plan is entitled to reliance on the opinion letter issued to the prototype sponsor by the Internal Revenue Service, (iii) no liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the OZ Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the OZ Subsidiaries or any of their respective ERISA Affiliates, (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or OZ Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, and (vii) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.16    Compliance with Statutes, etc. Each of the Credit Parties and the OZ Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in such instances in which (a) such statute, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) non-compliance therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17    Disclosure. As of the Closing Date, no reports, certificates or written statements (other than information of a general economic or general industry nature) furnished to Administrative Agent or any Lender by or on behalf of any Credit Party or OZ Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished on or prior to the Closing Date), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to OZM, Advisors, Advisors II or any New Advisor Guarantor, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information is based upon good faith estimates and assumptions believed by OZM, Advisors, Advisors II or any New Advisor Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.18    Anti-Corruption Laws and Sanctions. Each of the Credit Parties and the OZ Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party or OZ Subsidiary (as the case may be), and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions, and each of the Credit Parties and the OZ Subsidiaries and their respective officers and, to the knowledge of any of the Credit Parties and the OZ Subsidiaries, their respective employees and directors and agents, are in compliance with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions in all material respects. None of (a) any Credit Parties or any OZ Subsidiaries or any of their respective directors or officers, or (b) to the knowledge of any of the Credit Parties and the OZ Subsidiaries, any of their respective employees or agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

Section 4.19    OZ Manager Restrictions . Since February 5, 2018 through the date hereof (and other than in respect of the OZ Tax Advantaged Credit Fund), (1) no OZ Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any OZ Manager Entity by a vote of less than 75% of the limited partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either clause (1)(a) or (b) of this Section 4.19.

Section 4.20    Solvency. As of the Closing Date, the Credit Parties and the OZ Subsidiaries, on a consolidated basis are and, upon the incurrence of any Obligation by any Credit Party on such date, will be Solvent.

Section 4.21    Intellectual Property; Licenses, etc. The Credit Parties and the OZ Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent such lack of ownership, license, or possession of the right to use, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, no use by the Credit Parties and the OZ Subsidiaries of any Intellectual Property in the operation of their businesses as currently conducted infringes upon any intellectual property or other proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by any Credit Party or any OZ Subsidiary is pending or, to the knowledge of any Borrower, threatened in writing against any Credit Party or any OZ Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Article 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, from the Closing Date until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), each Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 5.

Section 5.01    Financial Statements and Other Reports. A Borrower will deliver to Administrative Agent, for further distribution to the Lenders:

(a)    Quarterly Financial Statements. Within 45 days after the end of the first three Fiscal Quarters, commencing with the Fiscal Quarter ending on March 31, 2019, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and (ii) a Financial Officer Certification with respect to such consolidated financial statements; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i) of this Section 5.01(a), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(b)    Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, (ii) a Financial Officer Certification with respect to such consolidated financial statements; and (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to going concern and scope of audit (other than qualifications and exceptions related to an impending maturity date of any Indebtedness under this Agreement or the Senior Secured Credit Agreement within 12 months of the date of such report, and any prospective breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-K for such fiscal year shall satisfy the requirements of clause (i) of this Section 5.01(b), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(c)    Compliance Certificate. No later than five days after delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a completed Compliance Certificate duly executed by the chief financial officer of the Issuer, which Compliance Certificate shall, if a

Borrower has not previously provided the Administrative Agent with a notice or Compliance Certificate stating that the Payment in Full of the Preferred Units has occurred, include a statement as to whether or not the Payment in Full of the Preferred Units has occurred (it being agreed by the parties hereto that the Administrative Agent may conclusively rely on such notice or statement in determining the Maturity Date under this Agreement).

(d)    Statements of Reconciliation.

(i)    If, as a result of any change in accounting principles and policies from those used in the preparation of financial statements of the Issuer, the consolidated financial statements of Issuer delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” that would have otherwise been presented in the financial statements in form and substance satisfactory to Administrative Agent.

(ii)    In addition, (i) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Credit Parties and OZ Subsidiaries, taken as a whole, and the consolidated financial statements for the Issuer and its consolidated subsidiaries, substantially in the form of Exhibit H or otherwise in form and substance reasonably acceptable to Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Article 6 (a “Reconciliation Statement”) and (ii) solely in the event that Combined Total Net Secured Debt as of the date of the most recent balance sheet included in such financial statements was greater than $0, within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements.

(e)    Notice of Default. Promptly upon any officer of OZM, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action any Borrower has taken, is taking and proposes to take with respect thereto;

(f)    Public Filings. Promptly after the same become publicly available, notice of the filing of all annual, regular, periodic and special reports, proxy or financial statements, and registration statements (including any prospectus, prospectus supplement, pricing supplement or similar document) filed by the Issuer or any of its OZ Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided that the documents and notices required to be delivered pursuant to this clause (f) shall be deemed to have been furnished by the Borrowers to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such documents are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);

(g)    [Reserved].

(h)    Notice of Litigation. Promptly upon any officer of OZM, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by any Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof;

(i)    Information Regarding Credit Parties. Written notice within 60 days after any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.

(j)    Other Information. Such other information and data with respect to Credit Parties or any of the OZ Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(k)    In addition to the method of delivery described in the provisos to Section 5.01(a) and (b), Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on any Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that, to the extent not delivered pursuant to the proviso to Section 5.01(a) or (b), a Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Each Borrower represents and warrants that each of the Credit Parties, the Issuer, and their respective Controlled OZ Subsidiaries, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC (or is consolidated in financial statements that are filed with the SEC) and/or makes its financial statements available to potential holders of its securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrowers will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such other materials do not constitute material non-public information within the meaning of the U.S. federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall any Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to any Borrower’s compliance with the covenants contained herein.

Section 5.02    Existence. Except as otherwise permitted under Section 6.05, each Credit Party will, and will cause each of the OZ Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights and franchises, licenses and permits material to its business, in the case of clauses (a) (in the case of any OZ Subsidiary that is not a Credit Party) and (b) except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.03    Payment of Taxes. Each Credit Party will, and will cause each of the OZ Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid (i) if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves have been made therefor in conformity with GAAP or (ii) to the extent the failure to pay such Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Maintenance of Properties. Each Credit Party will, and will cause each of the OZ Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the OZ Subsidiaries, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in connection with and/or as a result of the Specified Transactions, the Credit Parties shall be permitted to cease to use (and/or transition from use of) the “OZ”, “Och” and “Ziff” names and Trademarks (including any related Trademarks) in official or unofficial capacities, and abandon, cease to maintain, allow to lapse, sell, transfer, or otherwise dispose of any Intellectual Property connected with, related to, derivative of, confusingly similar to, comprised of, that are abbreviations of, or involving combinations of, such names and Trademarks (including any non-English equivalent thereof) (collectively, the “Specified OZ Intellectual Property”).

Section 5.05    Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

Section 5.06    Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of the OZ Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party will, and will cause each of the OZ Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the OZ Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers (provided that an Authorized Officer of Issuer or any Credit Party shall be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrowers shall not be required to pay the expenses related thereto more frequently than once each Fiscal Year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.06, none of the Credit Parties nor any of the OZ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided that the Borrowers shall use commercially reasonable efforts to notify the Administrative Agent if information is being withheld pursuant to this sentence to the extent such notice would not itself be prohibited by law or binding agreement, or reasonably be likely to compromise such attorney-client privilege or the privilege afforded to attorney work product.

Section 5.07    Compliance with Laws. Each Credit Party will comply, and shall cause each of the OZ Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party and OZ Subsidiary will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and OZ Subsidiary, and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.

Section 5.08    Additional Guarantees.

(a)    In the event that, after the Closing Date, any Affiliate of a Credit Party becomes a New Advisor (including as a result of ceasing to be an Excluded Subsidiary), Borrowers shall, within thirty (30) days after (i) such New Advisor is formed or acquired, or, (ii) if such Person became a New Advisor in any Fiscal Quarter for any other reason, the date that financial statements are required to be delivered under Section 5.01(a) or (b) for such Fiscal Quarter (or, in the case of clauses (i) and (ii), such longer period as may be reasonably acceptable to the Administrative Agent):

(i)    cause each such New Advisor to execute a Counterpart Agreement; and

(ii)    if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Credit Parties with respect to the guarantee provided by such New Advisor.

(b)    Notwithstanding the foregoing, the Borrowers and the other Credit Parties shall not be required to comply with the provisions of this Section 5.08 to the extent that the cost (including as a result of adverse tax consequences) of providing any Guaranty required by this Section is, in the reasonable determination of the Administrative Agent and the Borrowers, excessive in relation to the value to be afforded to the Lenders thereby.

Section 5.09    Further Assurances.

(a)    To the extent not completed on or prior to the Closing Date, the Borrowers shall satisfy the requirements set forth on Schedule 5.09(a) on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

(b)    At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly do, execute, acknowledge, and deliver, any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the other Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.10    Ratings. On or after the date that is 30 days after the Ratings Demand Date, the Administrative Agent may, at the request of and on behalf of the Requisite Lenders, deliver a written request to the Credit Parties demanding that the Borrowers obtain (i) a public corporate credit rating (but not any particular rating) from S&P in respect of the Borrowers and (ii) a public rating (but not any particular rating) in respect of the Loans from S&P. Following the date that such written request is received by the Credit Parties, the Credit Parties shall obtain, and, from and after the date such ratings are obtained, use commercially reasonable efforts to maintain, the ratings described in clauses (i) and (ii) above.

Section 5.11    Compliance with Equity Arrangements. Each Credit Party will comply with, and will take any and all actions as may be reasonably required to effectuate, the terms and conditions of the Preferred Units Documents, the Governance Agreement and the other Definitive Recapitalization Documentation; provided that it is hereby agreed that, notwithstanding the terms of the Recapitalization Agreement, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment shall satisfy the requirement in the Recapitalization Agreement that certain free cash of the Credit Parties and the OZ Subsidiaries be used to repay Senior Obligations no later than January 1, 2019, so long as such repayment under the Senior Amendment is in fact made on or prior to the Closing Date, and the Definitive Recapitalization Documentation may reflect such agreement. Without limiting the generality of the foregoing, in the event that any “Designated Proceeds” (as described in the Preferred Units Documents) are prohibited by the terms of Preferred Units Documents or the Governance Agreement from being applied to redeem Preferred Units, each Credit Party hereby agrees to cause such “Designated Proceeds” to be deposited in a third party escrow account in accordance with the Governance Agreement (and, upon the Exchange Date, to cause such “Designated Proceeds” to be applied to repay Loans pursuant to Section 2.10(d)(i) or to redeem Preferred Units in accordance with the terms of the escrow agreement in connection therewith and the terms of the Governance Agreement).

Article 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, from the Closing Date until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), such Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 6.

Section 6.01    Indebtedness. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    Indebtedness created hereunder and under the other Credit Documents;

(b)    Indebtedness existing on the Closing Date and listed on Schedule 6.01;

(c)    [Reserved];

(d)    Indebtedness of (i) any Credit Party to any other Credit Party or any OZ Subsidiary, and (ii) any OZ Subsidiary to any Credit Party or any other OZ Subsidiary; provided that any Indebtedness owed by any Credit Party to any OZ Subsidiary that is not a Credit Party incurred pursuant to this clause (d) shall be subordinated in right of payment to the payment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) on terms substantially in the form of Exhibit I (or such other subordination terms as may be mutually agreed between any Borrower and Administrative Agent);

(e)    current liabilities of the Credit Parties or the OZ Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.03;

(g)    Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i)    Indebtedness in the form of either a direct obligation of a Credit Party or OZ Subsidiary or in the form of a guaranty by a Credit Party or OZ Subsidiary, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(j)    Indebtedness incurred by a Credit Party or OZ Subsidiary arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party or OZ Subsidiary, as applicable, pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party or OZ Subsidiary;

(k)    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, and (iii) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(m)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party or OZ Subsidiary, as applicable;

(n)    Indebtedness of any Person that becomes an OZ Subsidiary after the Closing Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (i) such Indebtedness exists at the time such Person becomes an OZ Subsidiary and is not created in contemplation of or in connection with such Person becoming an OZ Subsidiary; and (ii) such Person becoming an OZ Subsidiary is permitted under this Agreement;

(o)    Indebtedness of any Credit Party or OZ Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(p)    Indebtedness incurred in connection with a Permitted Securitization; provided, that recourse to Credit Parties and OZ Subsidiaries shall be limited to (i) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternate Investment Subsidiaries or (ii) unsecured Indebtedness of up to $50,000,000 in aggregate principal amount with respect to recourse to Credit Parties or OZ Subsidiaries that are Non-SPVS;

(q)    security deposits and obligations under letters of credit and letters of guaranty supporting leases and other obligations of any Credit Party or any OZ Subsidiary, in each case entered into in the ordinary course of business;

(r)    Indebtedness of the Credit Parties or any OZ Subsidiaries in the nature of any contingent obligations of any Credit Party or any OZ Subsidiary (i) to issue, make or apply the proceeds of any capital calls in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective Subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such Persons or (ii) in respect of a pledge of such Credit Party’s or such OZ Subsidiary’s Equity Interests in any OZ Fund or any of their respective Subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective Subsidiaries, either now existing or newly created;

(s)    obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(t)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u)    Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(v)    (i) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Qualifying Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (v)(i), in each case of the foregoing clauses (i) and (ii), incurred in the ordinary course of business;

(w)    (i) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (x) are primarily managed for the account of third parties and (y) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (y)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (w)(i), in each case of the foregoing clauses (i) and (ii), incurred in the ordinary course of business;

(x)    Indebtedness under the Senior Secured Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed the amounts referred to in clauses (x) and (y) of the definition of “Senior Cap”; and

(y)    (i) guaranties by any Credit Party, or guaranties by any OZ Subsidiary of Indebtedness of any other OZ Subsidiary that is not a Credit Party, in each case with respect to Indebtedness permitted under clauses (a) through (u) (in the case of clause (p), subject to the limitations set forth therein) and (x) of this Section 6.01, and (ii) extensions, renewals, refinancings, refundings and replacements of Indebtedness permitted under clauses (b) through (w) that, unless such an increase would otherwise be permitted by such clause, do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing.

Section 6.02    Liens. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the OZ Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a)    any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Credit Party or any OZ Subsidiary or existing on any property or asset of any Person that becomes a Credit Party or an OZ Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or an OZ Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Credit Parties or their respective OZ Subsidiaries (other than accessions and additions thereto and proceeds and products thereof, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secured Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(a) or Section 6.02(n)), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or an OZ Subsidiary, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof, and (iv) acquisition of such property or assets or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, is permitted under this Agreement;

(b)    Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted in accordance with Section 5.03;

(c)    statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA), and deposits securing letters of credit supporting such obligations, in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(e)    easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the OZ Subsidiaries;

(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and purported Liens evidenced by the filing of any precautionary UCC financing statement relating solely to such lease;

(g)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h)    Liens solely on any cash earnest money deposits made by any Credit Party or any of the OZ Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)    [Reserved];

(m)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of the OZ Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Credit Party or such OZ Subsidiary;

(n)    Liens on property, plant and equipment of any Credit Party or any OZ Subsidiary acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (o) of Section 6.01 to finance Capital Leases and the acquisition, construction, development or improvement of such assets); provided that (i) such Liens secure Indebtedness permitted by clause (o) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such Liens shall not apply to any other property or assets of the Credit Parties or the OZ Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(n) or Section 6.02(a));

(o)    Liens granted by any Credit Party or any OZ Subsidiary that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing

Indebtedness of such OZ Fund or any of their respective Subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such Subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective Subsidiaries to secure Indebtedness of such OZ Fund or any of their respective Subsidiaries (or a permitted guaranty thereof);

(p)    [Reserved];

(q)    Liens and deposits (i) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 6.01 or (ii) securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(r)    Liens deemed to exist in connection with repurchase agreements (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s)    Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Credit Party or OZ Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and OZ Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or OZ Subsidiary in the ordinary course of business;

(t)    [Reserved];

(u)    Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(v)    (i) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (ii) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (i) stored value cards, and (iii) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(w)    Liens on (i) insurance policies and the proceeds thereof or (ii) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 6.01(t);

(x)    Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 6.02 securing obligations other than Indebtedness in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (x) shall not apply to Liens that are voluntarily granted by the Credit Parties without the exchange of value or consideration;

(y)    Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 6.01(v);

(z)    Liens on (i) any assets or rights of any Alternate Investment Subsidiary and (ii) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(w);

(aa)    Liens securing the Senior Obligations; and

(bb)    Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary or Alternative Interest Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(p).

Section 6.03    Restricted Payments. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart (for a sinking or other similar fund), or agree to declare, order, pay, or make or set apart (for a sinking or other similar fund for), any sum for any Restricted Payment; provided that:

(a)    (I) during the term of this Agreement, other than during any “Distribution Holiday” (as described in the Definitive Recapitalization Documentation) (provided that during the Distribution Holiday the Credit Parties shall be permitted to make Restricted Payments pursuant to this Section 6.03(a)(I) with respect to taxable periods, or portions thereof, ending before December 31, 2018), (1) for any taxable period ending after December 31, 2016 for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of federal, state and/or local income taxes, as applicable, that would be owed (including estimated taxes) as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion (which may be determined without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code) by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party; provided that, with respect to each such Credit Party, the aggregate amount of such distributions that may be made under this Section 6.03(a)(1) by such Credit Party for a taxable period shall not exceed the product of (i) the highest combined marginal income tax rate applicable to any direct or indirect owner of such Credit Party with respect to such taxable income for such period, as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion and (ii) such Credit Party’s taxable income (or such Credit Party’s good faith estimate thereof at the time of such distribution) for such taxable period (determined, (a) for any taxable period with respect to which any such Credit Party was a disregarded entity, as if such entity were a partnership, and (b) without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code), and (2) for any taxable period ending on or prior to December 31, 2016, for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of taxes in an amount equal to the federal and/or state income taxes, as applicable, that would be owed (including estimated taxes) as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party (using the same methodology and subject to the same limitations contained in Section 6.03(a)(1)) to the extent the foregoing taxes are attributable to an audit adjustment made after the Closing Date by the Internal Revenue Service (and/or any applicable state or local taxing authority); and (II) on or after the Closing Date, distributions on the Och-Ziff Operating Group B Units (including distributions to fund Tax Receivable Agreement payments) contemplated by the Definitive Recapitalization Documentation to be made during a “Distribution Holiday” (as described in the Definitive Recapitalization Documentation);

(b)    any Credit Party or OZ Subsidiary may make Restricted Payments (i) payable solely in the Equity Interests of such Person (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, and Och-Ziff Operating Group E Units); (ii) in the form of Class A Shares, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, or Och-Ziff Operating Group P Units; (iii) in cash made directly or indirectly from the cash proceeds of any issuances of Equity Interests of such Person or Class A Shares, other than any proceeds of any Specified Equity Contribution made pursuant to Section 8.02; provided that (x) the proceeds of any issuance of Equity Interests used to make a Restricted Payment pursuant to this clause (iii) shall be received by a Credit Party or OZ Subsidiary from a Person that is not a Credit Party or OZ Subsidiary and (y) solely in the case of any OZ Subsidiary, the issuance of any Equity Interests by such Person the proceeds of which are applied to make a Restricted Payment in accordance with this clause (iii) shall be subject to pro forma compliance, both before and after such issuance, with the maximum Total Net Secured Leverage Ratio permitted under Section 6.10(b) as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01; (iv) to any Credit Party; (v) to any OZ Subsidiary if such Restricted Payment is made by an OZ Subsidiary that is not a Credit Party; and (vi) by any Subsidiary in the form of a distribution in respect of any class of its Equity Interests to the holders of such Equity Interests on a pro rata basis;

(c)    any Credit Party or OZ Subsidiary may make dividends or distributions on its Equity Interests within ninety (90) days of the date of the declaration thereof (or the declaration of a corresponding dividend by the Issuer), so long as such dividend or distribution would have been permitted under another provision of this Section 6.03 if paid on the date of the declaration thereof (or the date that the Issuer declared a corresponding dividend or distribution); provided that capacity under such other provision shall be deemed to be reduced by the amount of such dividend or distribution as of the date of such Restricted Payment pursuant to this clause (c);

(d)    any Credit Party or OZ Subsidiary may make Restricted Payments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement;

(e)    any Credit Party and any OZ Subsidiary may make dividends or distributions to pay customary salary, bonus and other benefits payable to, and make indemnity payments on behalf of, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), to the extent that such dividends or distributions are treated as expenses of such Credit Party or OZ Subsidiary, as the case may be, for purposes of the financial statements of the Issuer and its consolidated subsidiaries, the Reconciliation Statements and the calculation of Combined Economic Income;

(f)    any Credit Party and any OZ Subsidiary may make Restricted Payments made pursuant to and in accordance with any stock option plans or other benefit plans or agreements for current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), in each case, to the extent that such Restricted Payments are treated as compensation expenses in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017;

(g)    any Credit Party and any OZ Subsidiary may make Restricted Payments to pay management, advisory, consulting or termination fees, indemnities, or other fees to any managers, partners, managing members, principals, consultants, independent contractors or other advisors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary in accordance with any management or similar agreements;

(h)    any Credit Party and any OZ Subsidiary may repurchase equity interests upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such equity interests represent a portion of the exercise, conversion or exchange price thereof;

(i)    repurchases of equity interests or other Restricted Payments by any Credit Party and any OZ Subsidiary deemed to occur upon the exchange, or withholding of all or a portion of the equity interests granted or awarded to, or exchanged by, a current or former director, officer, employee, manager, partner, or managing member of the Issuer, Och-Ziff Holding, Och-Ziff Corp, or such Person (or current or former director, officer, employee, manager, partner, or managing member of such Person’s general partner or equivalent), or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), in each case to pay for the taxes payable by such Person upon such grant or award or exchange (or upon the vesting thereof);

(j)    any Credit Party or OZ Subsidiary may make Restricted Payments to fund payments under any Expense Allocation Agreement or any Cost Sharing Arrangement;

(k)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments on the Credit Parties’ outstanding Preferred Units;

(l)    so long as (i) no Default under Section 5.01 or Section 5.07 or Event of Default has occurred and is continuing, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the outstanding Loans do not exceed $200,000,000 in aggregate principal amount, and (iv) on a pro forma basis, the Credit Parties and the OZ Subsidiaries, taken as a whole, have not less than $200,000,000 of Unrestricted Cash and Cash Equivalents, and AUM of not less than $25,000,000,000, the Credit Parties may make Restricted Payments in an aggregate amount not to exceed (A) 50% of Cumulative Combined Adjusted Distributable Earnings minus (B) the aggregate amount of Restricted Payments required by Sections 6 of the Preferred Units Documents;

(m)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments required by Sections 6 and 7 of the Preferred Units Documents;

(n)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments in connection with the exchange of Preferred Units for Loans in accordance with this Agreement and the Definitive Recapitalization Documentation; and

(o)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments in connection with the Specified Transactions or otherwise pursuant to the Definitive Recapitalization Documents.

Section 6.04    Restrictions on OZ Subsidiary Distributions. Except as provided herein, or in the other Credit Documents in effect as of the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any OZ Subsidiary to (a) pay dividends or make any other distributions on any of such OZ Subsidiary’s Equity Interests owned by any Credit Party or any OZ Subsidiary, (b) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (c) make loans or advances to any Credit Party or any OZ Subsidiary, or (d) transfer, lease or license any of its material property or assets to any Credit Party, in each case other than restrictions, prohibitions or conditions (i) on the transfer of limited liability company, partnership, or other equity interests, (ii) with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (iii) by reason of customary provisions restricting assignments, subletting, leases, licenses or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, (v) described on Schedule 6.04, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions, prohibitions or conditions, (vi) that arise in connection with an asset sale solely to the extent relating to the assets being disposed of, (vii) that are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (viii) on cash or other deposits, or maintaining a minimum net worth or assets under management, in each case imposed by customers under contracts entered into in the ordinary course of business, (ix) that arise by operation of applicable requirements of law, (x) that are binding on a Credit Party or an OZ Subsidiary at the time such Credit Party or OZ Subsidiary first becomes an OZ Subsidiary of the Issuer, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming an OZ Subsidiary of the Issuer and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (xi) that arise under any document, agreement or other arrangement pertaining to other Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement so long as such restrictions, prohibitions or conditions are not, in the good faith judgment of any Borrower, materially more restrictive or burdensome in respect of the foregoing activities than the Credit Documents (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Credit Document, or restrict any Credit Party from performing its obligations under the Credit Documents), (xii) of the type set forth in clause (d) above that arise under any document, agreement or other arrangement pertaining to secured Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement, so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to the Lien securing such Indebtedness, (xiii) that arise under any Organizational Documents in connection with the Specified Transactions or the Preferred Units Documents or the Senior Secured Credit Agreement Documents, (xiv) that arise under agreements governing Indebtedness or Capital Lease Obligations permitted by Section 6.01(o) (in the case of agreements permitted by such Section, any prohibition or limitation shall only be effective against the assets financed thereby), (xv) that arise under the Expense Allocation Agreement or any Cost Sharing Arrangement, (xvi) of the type set forth in clause (d) above that arise under agreements in respect of Indebtedness or Liens permitted under Section 6.01(r) and Section 6.02(n), so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to such Lien, (xvii) that arise under agreements with OZ Funds providing for the adjustment, clawback or holdback of incentive compensation, (xviii) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(v), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(v)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Qualifying Risk Retention Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(v)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(y), (xix) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(w), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(w)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Alternate Investment Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(w)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(z), and (xx) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(p), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any other OZ Subsidiary.

Section 6.05    Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any OZ Subsidiary to, consummate any merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, for the avoidance of doubt, any Asset Sale) outside of the ordinary course of business, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a)    any Credit Party may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b)    any Credit Party and any OZ Subsidiary may convey, transfer or otherwise dispose of Equity Interests in the Issuer delivered pursuant to the terms of restricted share units issued by such Credit Party or OZ Subsidiary;

(c)    any Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Person (including the Issuer or any Subsidiary of the Issuer) except for any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund; provided that such Credit Party is the surviving entity;

(d)    any OZ Subsidiary that is not a Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other OZ Subsidiary that is not a Credit Party or any other Person or Subsidiary (other than a Credit Party); provided that an OZ Subsidiary is the surviving entity or the surviving entity becomes an OZ Subsidiary (and if the transferring Subsidiary was a wholly-owned Subsidiary of a Credit Party, a wholly-owned Subsidiary of a Credit Party) upon consummation of such merger or consolidation; provided, further, that any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund) shall not be merged or consolidated with or into any Non-SPVS;

(e)    any Credit Party can be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any of Issuer, Och-Ziff Corp, Och-Ziff Holding, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary; provided that, in the case of a merger or consolidation of a Credit Party with or into any such Person, (i) such Credit Party is the surviving entity or (ii) the surviving Person or the acquiring Person agrees to assume, and expressly assumes, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(f)    any Credit Party or any OZ Subsidiary may enter into mergers and consolidations solely to effect asset acquisitions; provided that (i) if any Credit Party is party to such transaction, (x) such Credit Party shall be the continuing or surviving entity or (y) the surviving Person or the acquiring Person shall agree to assume, and shall expressly assume, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) if any OZ Subsidiary is a party to such transaction, (x) such OZ Subsidiary shall be the continuing or surviving entity or (y) the surviving entity shall become an OZ Subsidiary upon consummation of such merger or consolidation, in the case of clauses (x) and (y) unless a Credit Party is also a party to such transaction, in which case clause (i) shall apply, and (iii) such asset acquisitions and other transactions effected by such merger or consolidation are otherwise permitted under the Credit Documents without giving effect to this clause (f);

(g)    sales, leases, subleases, licenses, sublicenses, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(h)    Asset Sales (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) so long as (i) no Event of Default has occurred and is continuing, or would result therefrom, determined as of the date that the definitive agreement for such Asset Sale is entered into, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the consideration received for such sale of assets shall be in an amount equal to the fair market value thereof (determined in good faith by any Borrower), and (iv) at least 75% of such consideration is paid in Cash and Cash Equivalents, provided that the following shall be deemed to be Cash: (x) any liabilities that are assumed or paid by the transferee with respect to the applicable Asset Sale, (y) any securities received by the Credit Parties or any OZ Subsidiary from such transferee that are converted by a Credit Party or OZ Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents so received) within 180 days following the closing of the applicable Asset Sale, and (z) any Designated Non-Cash Consideration received by the Credit Parties or the OZ Subsidiaries in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05(h) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value;

(i)    (i) any OZ Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time, and (ii) any Credit Party and any OZ Subsidiary may surrender or fail to maintain its rights, franchises, licenses and permits material to its business, provided that, in the cases of clauses (i) and (ii), such dissolution, liquidation, winding up, surrender or failure, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(j)    [Reserved]; and

(k)    any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary may convey, sell, lease or license, exchange, transfer or otherwise dispose of any of its assets to the extent constituting realization of Liens permitted under Section 6.02(y), (z) or (bb); provided, that any such transactions from such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary to any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS.

It is understood and agreed that this Section 6.05 shall not prohibit any change in ownership of a Credit Party (other than any Credit Party that is also an OZ Subsidiary) that does not cause a Change of Control as long as such Person or the surviving or acquiring Person remains (or becomes) a Credit Party. Notwithstanding anything to the contrary in this Agreement, this Section 6.05 shall not prohibit a Credit Party or any OZ Subsidiary from changing its jurisdiction of organization (so long as such change results in such Person being organized and existing under the laws of the United States or any state thereof or the District of Columbia), its organizational name, its identity or organizational structure, its type or form, or from changing its Federal Taxpayer Identification Number or state organizational identification number.

Section 6.06    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any OZ Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such OZ Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among any Credit Parties and any OZ Subsidiaries; (b) compensation (including the granting of Equity Interests and other bonuses), reimbursement and other compensation and reimbursement arrangements (including, but not limited to any retirement, health, stock option or other benefit plan), and other fees paid to, and insurance provided to or for, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) entered into in the ordinary course of business; (c) advances to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit

Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) for personal expenses; (d) use of corporate aircraft or other vehicles for personal use; (e) advances of working capital to any Credit Party, (f) transfers of cash and assets to any Credit Party; (g) intercompany transactions expressly permitted by Section 6.01, Section 6.03 or Section 6.05; (h) transactions with any OZ Fund owned, maintained or managed, directly or indirectly, by any Credit Party or any Subsidiary in the ordinary course of business; (i) investments in any OZ Fund, joint venture or other Affiliate of any Credit Party or OZ Subsidiary without the payment of fees, expenses or other charges related thereto; (j) payments to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party, any OZ Subsidiary, any New Advisor Subsidiary, or any New Advisor that is not a New Advisor Guarantor (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of such Credit Party, OZ Subsidiary, New Advisor Subsidiary, or New Advisor that is not a New Advisor Guarantor (or such Person’s general partner or equivalent), as applicable, or pursuant to applicable law; (k) payments of management, advisory, consulting or termination fees, indemnities, or other fees or profit sharing arrangements to any current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors (including any Credit Party or any Subsidiary acting in such capacity) of any Credit Party, any OZ Subsidiary, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in accordance with any management or similar agreements; (l) any transaction between any Qualifying Risk Retention Subsidiary and any OZ CLO (as defined in the definition of Qualifying Risk Retention Subsidiary) in the ordinary course of business; (m) any transaction between any Alternate Investment Subsidiary and any AIS Investment, OZ Fund or other investment vehicle in the ordinary course of business; (n) transactions permitted pursuant to Section 6.03, subject to Section 6.08; (o) the Specified Transactions and any transactions pursuant to the terms of the Equity Interests issued, and documents entered into, in connection therewith, and (p) the exercise or satisfaction of any rights or obligations under the Preferred Units Documents, the Credit Documents, or the Senior Secured Credit Agreement Documents, including any payments, distributions or repurchase of the Preferred Units, to the extent not prohibited by Section 6.03 (in the case of the Preferred Units Documents).

Section 6.07    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, engage in any material line of business substantially different from (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the business currently conducted by the Credit Parties and their OZ Subsidiaries on the Closing Date, and (iii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.08    Amendments or Waivers of Organizational Documents and Certain Agreements; Amendments or Waivers of Senior Secured Credit Agreement Documents. Except for the Definitive Recapitalization Documents, no Credit Party shall nor shall it permit any OZ Subsidiary to, (i) amend, modify or waive any of its Organizational Documents, any Expense Allocation Agreement or any Cost Sharing Arrangement in a manner (taken as a whole) materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (ii) enter into any Expense Allocation Agreement that is different from the Expense Allocation Agreement described in the Issuer’s proxy statement filed with the SEC on

March 27, 2017 in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (iii) enter into any Cost Sharing Arrangement that is materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, or (iv) amend, restate, supplement, waive, Refinance or otherwise modify any Senior Secured Credit Agreement Document other than solely to the extent that such amendment, restatement, supplement, waiver, Refinancing or other modification does not (a) increase the aggregate principal amount of loans made under the Senior Secured Credit Agreement Documents to an amount greater than the amounts referred to in clauses (x) and (y) of the definition of “Senior Cap”, (b) increase the cash pay rate of interest applicable to the Senior Obligations (including by amending the definition of “Adjusted Eurodollar Rate”, “Alternate Base Rate”, “Applicable Margin” or the definitions used in the foregoing) by more than 200 basis points on a weighted average basis in excess of the then-applicable rate set forth in the Senior Secured Credit Agreement, excluding in connection with (x) the imposition of a default rate of interest (at the rate provided for in the Senior Secured Credit Agreement as in effect on the date hereof) in accordance with the terms of the Senior Secured Credit Agreement Documents or (y) the imposition of an alternate rate of interest pursuant to Section 2.14(a) of the Senior Secured Credit Agreement, (c) extend the final maturity or the Weighted Average Life to Maturity of the Senior Obligations, (d) increase the scheduled amortization of any term loan under the Senior Secured Credit Agreement, change in a manner adverse to the Credit Parties the prepayment or redemption provisions (including mandatory prepayment provisions) applicable to the Senior Obligations or otherwise advance the dates upon which payments of principal or interest on the Senior Obligations are due, (e) add or make more restrictive any restrictions on the ability of any Credit Party to repay the Obligations or make more restrictive any provision relating to the ability of any Credit Party to amend, modify or supplement any Credit Document, (f) add or make more restrictive any negative covenant, financial condition or event of default under the Senior Secured Credit Agreement Documents except to the extent, prior to or concurrently with any such change, the Credit Parties have amended this Agreement and/or the other Credit Documents to add or modify the same negative covenant, financial covenant or event of default to the same extent corresponding provisions of the Senior Secured Credit Agreement Documents have been added or modified or (g) result in any Person guaranteeing, or granting credit support to, or granting or suffering to exist a Lien on its assets to secure, the Senior Obligations, unless such Person is also, or substantially concurrently therewith becomes, a Credit Party under the Credit Documents.

Section 6.09    Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, in each case solely if the fiscal year-end of such Person is December 31 at the time of the proposed change, change its fiscal year-end from December 31 unless such change in fiscal year-end is required by any decree, order, statute, rule or governmental regulation applicable to such Credit Party, or to qualify for any exemption therefrom.

Section 6.10    Financial Covenants.

(a)    Assets Under Management. The Borrowers shall not permit the AUM of the Credit Parties and their consolidated subsidiaries as reported on the Compliance Certificate and Reconciliation Statement, as of the last day of any Fiscal Quarter to be less than $20,000,000,000.

(b)    Total Net Secured Leverage Ratio. Subject to Section 8.02(b), beginning with the Fiscal Quarter ending on December 31, 2018, if Combined Total Net Secured Debt as of the last day of any Fiscal Quarter is greater than or equal to zero, then the Borrowers shall not permit the Total Net Secured Leverage Ratio as of the last day of such Fiscal Quarter to exceed (i) 3.00 to 1.00, or (ii) following the third anniversary of the Closing Date, 2.50 to 1.00.

Section 6.11    Jurisdiction of Formation. No Credit Party shall change its state of formation to any jurisdiction outside of the United States (including without limitation through merger, consolidation, reorganization or any other manner).

Section 6.12    Holding Company Limitations. The Credit Parties shall not permit the Issuer, Och-Ziff Corp. or Och-Ziff Holding to act as an investment adviser or to provide any investment advisory services other than through a Credit Party or an OZ Subsidiary or to directly engage in any new lines of business resulting in revenues to the Issuer, Och-Ziff Corp or Och-Ziff Holding (other than revenue derived from the Credit Parties and their Subsidiaries) in excess of $2,000,000 in any four Fiscal Quarter period; provided that, upon the consummation of a transaction pursuant to Section 6.05(e) where the Issuer, Och-Ziff Corp. or Och-Ziff Holding is the surviving entity, such Person shall cease to be subject to the terms of this Section 6.12.

Section 6.13    Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its OZ Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that the Credit Parties and the OZ Subsidiaries may make regularly scheduled payments of interest, and payments of any other amounts, in each case in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent permitted by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued; provided that payments of any amounts in respect of intercompany Indebtedness among any of the Credit Parties and OZ Subsidiaries may be made at any time that an Event of Default is not continuing (and prior to the time that the Administrative Agent delivers written notice to stop such payments to such Credit Party or OZ Subsidiary, which notice shall only be effective during the period that such Event of Default is continuing).

Section 6.14    Exceptions to No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale or other disposition, (b) prohibitions or restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (c) prohibitions or restrictions identified on Schedule 6.14, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions or prohibitions, (d) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations and other Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and related assets), (e) restrictions and conditions imposed by applicable Law, (f) licenses and contracts which by the terms thereof prohibit or limit the granting of Liens on such agreement or the rights contained therein, (g) prohibitions or restrictions in existence prior to the time such Person becomes an OZ Subsidiary and not created in contemplation of any such acquisition, and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (h) any agreement evidencing Indebtedness permitted under Section 6.01; provided that, in each case under this clause (h), such prohibitions or restrictions (x) apply solely to an OZ Subsidiary that is not a Credit Party, (y) are no more restrictive than the prohibitions or restrictions set forth in the Credit Documents, or (z) do not materially impair any Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by any Borrower), (i) customary provisions in shareholder agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture or non-wholly owned OZ Subsidiary and other similar agreements applicable to joint ventures and non-wholly owned OZ Subsidiaries and applicable solely to such joint venture or non-wholly owned OZ Subsidiary and the Equity Interests issued thereby, (j) prohibitions or restrictions in any Organizational Documents in connection with the Specified Transactions, the Preferred Units Documents, or the Definitive Recapitalization Documentation, (k) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) prohibitions and limitations on the transfer of limited liability company, partnership, or other equity interests, (m) prohibitions and limitations with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (n) prohibitions and limitations that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, and (o) prohibitions and limitations in any Credit Document and in any Senior Secured Credit Agreement Document, no Credit Party nor any Non-SPVS (other than any parent company of the foregoing (solely to the extent such prohibition or limitation relates to Liens on assets described in Section 6.02(y), (z) or (bb)), shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure the Senior Obligations (or the Obligations, in the event that the Obligations are or become secured).

Section 6.15    Cash Sweep. For so long as the Preferred Units have not been Paid in Full and Incremental Loans, if any, are outstanding, unless otherwise agreed by the Requisite Lenders, the Credit Parties and the OZ Subsidiaries shall comply with the provisions of the Definitive Recapitalization Documents described under “Distribution Holiday; Minimum Cash Balance”, “Cash Sweep” and “Prohibition on New Indebtedness” in the Recapitalization Agreement as such provisions relate to limitations on Restricted Payments and Investments, requirements to prepay Loans and limitations on incurring Indebtedness for borrowed money (in each case, except as provided below, without giving effect to any amendment or waiver of such provisions); provided that it is hereby agreed that, notwithstanding the terms of the Recapitalization Agreement, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment shall satisfy the requirement in the Recapitalization Agreement that certain free cash of the Credit Parties and the OZ Subsidiaries be used to repay Senior Obligations no later than January 1, 2019, so long as such repayment under the Senior Amendment is in fact made on or prior to the Closing Date, and the Definitive Recapitalization Documentation may reflect such agreement.

Section 6.16    Anti-Layering. The Credit Parties shall not directly or indirectly create, incur, assume, permit to exist or otherwise become or remain liable with respect to (i) any Indebtedness (other than the Obligations) of any Credit Party that is by its terms expressly subordinate or junior in right of payment in any respect to any Senior Obligations or any other Indebtedness, unless such Indebtedness is subordinated or junior in right of payment to the Obligations in the same manner and to the same extent as such Indebtedness is subordinated to such Senior Obligations or such other Indebtedness or (ii) any Indebtedness for borrowed money (other than the Obligations) of any Credit Party that is by its terms secured by a Lien on the assets of the Credit Parties that is expressly subordinate or expressly junior in right of payment to any Lien securing any Senior Obligations or any other Indebtedness for borrowed money that is secured by a Lien. For the avoidance of doubt, this Section 6.16 is intended to prohibit the Credit Parties from, among other things, allocating different levels of priority (either in right of payment or priority of Liens) among the various tranches or components of the Senior Obligations or any other such Indebtedness of the Credit Parties. Unsecured Indebtedness will not be deemed to be subordinated in right of payment to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinated in right of payment to Indebtedness that is so guaranteed solely because it is not so guaranteed.

Section 6.17    OZ Manager Restrictions. Each of Och-Ziff Corp, Och-Ziff Holding and their respective Affiliates or OZ Subsidiaries performing asset management or investment advisory functions (each, an “OZ Manager Entity”) shall not:

(a)    Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(b)    Take any steps to solicit or encourage any current or prospective investors of the OZ Funds to terminate (or diminish in any material respect) any investor’s investments with the OZ Funds or remove the Issuer as an OZ Manager Entity of the applicable OZ Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in OZ Funds for any other reason; or

(c)    Take any steps to effect the separation of all or any portion of any management team of the Issuer in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the board of directors of the Issuer.

Article 7

GUARANTY

Section 7.01    Guaranty of the Obligations. Subject to the provisions of Section 7.02 and Section 7.08, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and payment obligations of each Borrower under the Fee Letter, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03    Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    the obligations of each Credit Party hereunder are independent of the obligations of each other Credit Party and the obligations of any other guarantor (other than a Credit Party) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Credit Party whether or not any action is brought against any other Credit Party or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(c)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d)    any Beneficiary, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(e)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any OZ Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05    Waivers by Guarantors. Each Guarantor hereby expressly waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; and (g) all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices, demands or requirements whatsoever of any kind and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations.

Section 7.06    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower acting in such capacity or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower acting in such capacity with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower acting in such capacity, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower acting in such capacity or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower acting in such capacity, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07    Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09    Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10    Financial Condition of Borrowers. Any Credit Extension may occur or be continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

Section 7.11    Bankruptcy, etc.

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Credit Party or by any defense which any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor (and, in the case of any other Guarantor that is a direct or indirect Subsidiary of the Guarantor being so sold or disposed of, the Guaranty of such other Guarantor) or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale.

Article 8

EVENTS OF DEFAULT

Section 8.01    Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document within five Business Days after receiving notice from Administrative Agent of such failure to pay; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of the OZ Subsidiaries to pay when due any principal of or interest or premium on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of

$25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of the OZ Subsidiaries with respect to any terms of its Indebtedness, which is in the individual or aggregate principal amounts referred to in clause (i) above, or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or fiscal agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02, or Section 6; or

(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in this Section 8.01, and such default shall not have been remedied or waived within thirty days after receipt by each Borrower of notice from Administrative Agent of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Material Subsidiary shall be unable, or shall fail generally to pay debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or the board of directors (or similar governing body) of any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.01(g); or

(h)    Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in or have a Material Adverse Effect; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) in accordance with the terms hereof) or shall be declared null and void for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than as a result of repayment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable)); or

(l)    [Reserved].

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or (g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to each Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

Section 8.02    Borrowers’ Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.10(b), any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent, which consent may be reasonably withheld if such other equity may not be issued as a result of a restriction under the Preferred Units Documents and the Governance Agreement) made to any Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of any Borrower, be included as additional management fee revenue in the calculation of Combined Economic Income solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrowers shall not be permitted to so request that separate Specified Equity Contributions be made in more than two Fiscal Quarters in any Relevant Four Fiscal Quarter Period and separate Specified Equity Contributions can only be made in three Fiscal Quarters during the term of this Agreement, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrowers to be in compliance with the financial covenants, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including without limitation negative covenant baskets requiring pro forma compliance with Section 6.10) and (d) if, after giving effect to any Specified Equity Contribution, Borrowers would be in compliance with the financial covenant contained in Section 6.10(b) after giving effect to the provisions of this Section 8.02, no Default or Event of Default shall be deemed to have existed at any time with respect to such financial covenants for the relevant Fiscal Quarter. To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.10(b) for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Combined Economic Income will be increased as a result of such Specified Equity Contribution.

(b)    Notwithstanding anything to the contrary contained in Section 8.02(a), for the purposes of determining Total Net Secured Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the payment of any Specified Equity Contributions (the “Subject Quarter”) and as of the last day of any subsequent Fiscal Quarter in which the Subject Quarter is included in the calculation of Combined Economic Income (the “Subsequent Periods”), if such Specified Equity Contributions are included as Combined Economic Income as set forth in Section 8.02(a), Borrowers shall deduct from the Combined Economic Income for the Subject Quarter and any Subsequent Periods, the lesser of (1) the sum of all Restricted Payments (other than distributions made by any Credit Party pursuant to Section 6.03(a)) made during or for the Subject Quarter and during or for any Subsequent Period and (2) the sum of all Specified Equity Contributions made during or for the Subject Quarter and during or for any Subsequent Period. For the avoidance of doubt, when calculating Total Net Secured Leverage Ratio after giving effect to any proposed Restricted Payments to be made during or for any Subsequent Period, Borrowers shall deduct from the Combined Economic Income such proposed Restricted Payments as if they were made during the prior Fiscal Quarter.

Article 9

AGENT

Section 9.01    Appointment of Administrative Agent. Wilmington Trust is hereby irrevocably appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wilmington Trust to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any OZ Subsidiary or any of their respective Affiliates. Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02    Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.03    General Immunity.

(a)    No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans. Notwithstanding the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders (or the Initial Lender Representative) as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law.

(b)    Exculpatory Provisions. Neither Administrative Agent nor any of its Related Parties shall (a) be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents or the transactions contemplated hereby (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01 and 10.05) or (ii) in the absence of its own gross negligence or willful misconduct, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (b) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article 4 or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (d) be liable for any apportionment or distribution of payments made by it in good faith in the absence of gross negligence and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them) or (e) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. Administrative Agent may refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 8.02 or 10.05) and, upon receipt of such instructions from Requisite Lenders (or such Lenders, as the case may be), Administrative Agent shall act or (where so instructed) refrain from acting, or exercise such power, discretion or authority, in accordance with such instructions; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law. For the avoidance of doubt, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the OZ Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05). Notwithstanding anything to the contrary in this Agreement, at any time the Initial Lenders constitute the Requisite Lenders, each reference to “Requisite Lenders” in this Section 9.03(b) shall be deemed to refer to “either the Requisite Lenders or the Initial Lender Representative”.

(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of Administrative Agent and shall apply to activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.04    Administrative Agent Entitled to Act as Lender. The agency hereby created shall, if applicable, in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation, if any, in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the OZ Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the OZ Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender acknowledges and agrees that the Credit Extensions described herein are commercial loans and not investments in a business enterprise or securities.

(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement or an Exchanging Lender Joinder Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and such Credit Date.

Section 9.06    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all Indemnified Liabilities; provided, no Lender shall be liable for any portion of such Indemnified Liabilities resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided further that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders (including, if applicable, the Initial Lender Representative) as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.06 If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the first proviso in the immediately preceding sentence (subject to the second proviso to such sentence). Without limitation of the foregoing provisions of this Section 9.06, each Lender shall reimburse the Administrative Agent upon presentation of an invoice for its Pro Rata Share of any reasonable costs or out-of-pocket expenses (including reasonable and documented legal fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Credit Parties; provided that such reimbursement by the Lenders shall not affect the Credit Parties’ continuing reimbursement obligations with respect thereto. For purposes of this Section 9.06, the respective Pro Rata Shares of the Lenders shall be determined as of the time that the applicable indemnity payment or unreimbursed amount is sought (or if such indemnity payment or unreimbursed amount is sought after the date on which the Loans have been paid in full, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this Section 9.06. The undertaking in this Section 9.06 shall survive the payment of all Obligations and the resignation and/or replacement of the Administrative Agent.

Section 9.07    Successor Administrative Agent.

(a)    Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and each Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to each Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents in its possession that are necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The administration fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between each Borrower and such successor. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right (but not the obligation) to appoint a financial institution to act as Administrative Agent hereunder but in any case, Administrative Agent’s resignation shall nonetheless become effective on the thirtieth day after it delivers its notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 10.02 and 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)    [Reserved].

Section 9.08    Guaranty. Agents under Guaranty. Each Requisite Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of Beneficiaries with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

Section 9.09    Withholding Taxes. To the extent required by any applicable Law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered by such Lender or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), without limitation or duplication of any amount payable under Section 2.16, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Tax and without limiting the obligation of the Borrowers to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all Obligations under this Agreement.

Section 9.10    Guarantee Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 10.04 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Lender Party shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms thereof.

(b)    [Reserved].

(c)    The Lender Parties irrevocably authorize the Administrative Agent, in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a direct or indirect OZ Subsidiary of the Issuer as a result of a transaction permitted under Section 6.05; and

(d)    Upon request by the Administrative Agent at any time, the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to Section 9.10(c). In each case as specified in Section 9.10(c), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case without recourse, representation or warranty and in accordance with the terms of the Credit Documents and Section 9.10(c) and subject to the Administrative Agent’s receipt of a certification by a Borrower and applicable Credit Party stating that such transaction is in compliance with this Agreement and the other Credit

Documents and as to such other matters with respect thereto as the Administrative Agent may reasonably request (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such certificate as evidence that the applicable transaction is permitted under the Credit Documents in performing its obligations under this sentence).

Section 9.11    Actions by Administrative Agent.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or elsewhere, each Lender and each Credit Party hereby acknowledges and agrees that (i) in the case of any agreement, document, instrument, matter or other item that is required under the terms of this Agreement or any other Credit Document to be consented to, approved by or acceptable or satisfactory to, the Administrative Agent (whether subject to a reasonableness standard or otherwise) (each, an “Agent Required Approval Item”), the Administrative Agent shall be entitled to withhold its consent or approval to, or its acceptance or satisfaction with, or (if applicable) its signature to, such Agent Required Approval Item unless and until the Administrative Agent has received a written direction from the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other applicable Credit Document) directing it to (x) consent to or approve, or to indicate its acceptance or satisfaction with, such Agent Required Approval Item and (y) if applicable, execute and deliver (or take any other applicable action with respect to) such Agent Required Approval Item) (such direction letter being referred to herein as an “Approval Direction”), and (ii) neither the Administrative Agent nor any of its Related Parties shall have any liability to any Lender, Credit Party or other Person as a result of the Administrative Agent withholding its consent or approval to, or its acceptance or satisfaction with, or (if applicable) its signature to, any Agent Required Approval Item in the absence of an Approval Direction in respect thereof. The provisions of this paragraph are in addition to, and not in limitation of, the other exculpatory provisions set forth herein.

Section 9.12    Posting of Communications.

(a)    The Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT CAUSED BY SUCH APPLICABLE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE AS DETERMINED BY A FINAL NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.13    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that:

(i)    none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article 10

MISCELLANEOUS

Section 10.01    Notices.

(a)    Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)    if to a Borrower, to it at 9 West 57th Street, 39th Floor, New York, New York 10019, Attention of Chief Financial Officer (e-mail: termloannotices@ozm.com) and, for so long as the Initial Lenders constitute Requisite Lenders:

(A)    with copy to the Initial Lender Representative at c/o Willoughby Capital Holdings, LLC at 10 Bank Street, Suite 1120, White Plains, New York 10606 (email: legal@willcapllc.com; facsimile: (914)-607-3576),and

(B)    with copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019-6064, Attention: Ariel Deckelbaum (e-mail: ajdeckelbaum@paulweiss.com); Ellen Ching (email: eching@paulweiss.com); Thomas de la Bastide (e-mail: tdelabastide@paulweiss.com);

(ii)    if to the Administrative Agent, to it at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Attention: Jessica Jankiewicz (email: jjankiewicz@wilmingtontrust.com; facsimile: (612) 217-5651), with a copy to Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019-9710, Attention: Alan Glantz (alan.glantz@arnoldporter.com; facsimile: (212) 836-6763), and, for so long as the Initial Lenders constitute Requisite Lenders:

(A)    with copy to the Initial Lender Representative at c/o Willoughby Capital Holdings, LLC at 10 Bank Street, Suite 1120, White Plains, New York 10606 (email: legal@willcapllc.com; facsimile: (914)-607-3576), and

(B)    with copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019-6064, Attention: Ariel Deckelbaum (e-mail: ajdeckelbaum@paulweiss.com); Ellen Ching (email: eching@paulweiss.com); Thomas de la Bastide (e-mail: tdelabastide@paulweiss.com); and

(iii)    if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02    Expenses. Borrowers agree to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of the Administrative Agent and the Lenders, and their respective Affiliates in connection with the negotiation, preparation, execution and administration of the Credit Documents, or any consents, amendments, waivers or other modifications hereto and thereto or any other documents or matters requested by any Borrower; (b) all the costs of furnishing all opinions by counsel for Borrowers and the other Credit Parties; (c) the actual, reasonable, documented fees, expenses and disbursements of counsel to Administrative Agent and the Lenders and their respective Affiliates (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents or any consents, amendments, waivers or other modifications hereto or thereto or any other documents or matters requested by any Borrower; (d) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (ii) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of a Credit Document by such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) shall not have resulted from an act or omission by any Borrower, any Guarantor or their respective Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against Administrative Agent acting in such capacity). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, to the fullest extent permitted by applicable law, without notice to any Credit Party or to any other Person (other than

Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust or escrow accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05    Amendments and Waivers.

(a)    Requisite Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(b), 10.05(c), 10.05(e), and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, the applicable Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent.

(b)    Affected Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), and 10.05(f), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)      extend the scheduled maturity of any principal of any Loan;

(ii)     waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)    reduce the rate of interest on any Loan (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07) or any fee payable to any Lender hereunder;

(iv)    extend the time for payment of any such interest or fees payable to any Lender hereunder;

(v)    reduce the principal amount of any Loan;

(vi)    amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)    amend the definition of “Requisite Lenders,” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders or “Pro Rata Share” on substantially the same basis as the Initial Loans are included on the Closing Date; or

(viii)    release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c)    Other Consents. Subject to Section 2.19(b) and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)    except for transactions not prohibited by Section 6.05, permit any Borrower of any Class to assign or delegate any of its rights and obligations under the Credit Documents without the consent of all Lenders of such Class;

(ii)    [reserved];

(iii)    alter the required application of any repayments or prepayments pursuant to Section 2.11 or change Section 2.12 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the consent each Lender directly and adversely affected thereby; or

(iv)    amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, without the consent of Administrative Agent.

Notwithstanding the forgoing, any amendment or modification to the Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrowers and the Administrative Agent.

(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)    Ambiguity, Omission, Mistake, etc. If the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f)    Other Permitted Amendments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be amended, restated, supplemented or otherwise modified, in each case as contemplated by Section 2.14(a)(ii) and Section 10.28, with only the consent of such parties as is provided for by such Section.

Section 10.06    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Administrative Agent and all Lenders (except for transactions not prohibited by Section 6.05 or for which the requisite consents have been obtained pursuant to Section 10.05), and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with clause (c) of this Section, (ii) by way of participation in accordance with clause (g) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees, Affiliates of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.16, an Administrative Questionnaire (if the assignee is not already a Lender) and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register, and prompt notice thereof shall be provided to each Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan of any Class (it being understood that assignments shall not be required to be pro rata among Classes of Loans)) to any Person meeting the criteria of clause (i) or (ii) of the definition of the term of “Eligible Assignee” with the consent of (x) Administrative Agent (such consent not to be unreasonably withheld or delayed) or (y) unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, each Borrower (such consent not to be unreasonably withheld or delayed) provided that the Borrowers shall be deemed to have consented to an assignment of all or a portion of the Loans unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, that each such assignment pursuant to this Section 10.06(c) to a new Lender shall be in an aggregate amount of not less than $250,000 (or, in each case, such lesser amount as (x) may be agreed to by Borrowers and Administrative Agent, (y) shall constitute the aggregate amount of the Loan of the assigning Lender with respect to the Class of Loans being assigned or (z) may be the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Loans.

(d)    Mechanics. Assignments and assumptions of Loans by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent a completed Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment (unless waived by the Administrative Agent in its sole discretion).

(e)    [Reserved].

(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) [reserved]; and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Borrowers for cancellation, and thereupon the applicable Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Class of outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g)    Participations.

(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Credit Party or any OZ Subsidiary or any of their respective Affiliates (other than an Initial Lender, a Lender that joins this Agreement pursuant to Section 2.01(a)(ii), or an Affiliate of any such Initial Lender or Lender)) in all or any part of its Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of each Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s participation interest with respect to the applicable Loan (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) to any person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such participation is in registered form under Treasury Regulations Section 5f.103-1(c). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement supporting the Loans hereunder in which such participant is participating.

(iii)    Each Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c), 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f)), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered solely to the participating Lender); provided that a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the participation acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant shall be subject to Section 2.13 as though it were a Lender.

(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between each Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the occurrence of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.14(c), 2.15, 2.16, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.13, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09    No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10    Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lender exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13    Non-Recourse Nature of Obligations. No Person that is not a party hereto or to any Credit Document shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person.

Section 10.14    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16    Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT IN THE COURTS OF ANY JURISDICTION.

Section 10.17    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18    Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Borrower that, in any event, Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Administrative Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Parties and their respective obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Administrative Agent or any Lender, (iv) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or under the Governance Agreement, the Preferred Units Documents or any other Definitive Recapitalization Documentation or the Specified Transactions, (vi) in respect of any Lender that is a direct or indirect equityholder of a Borrower, disclosures required by Law in the good faith judgment of such Lender in connection with the performance of its duties as equityholder; (vii) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, (viii) disclosures with the consent of each Borrower and (ix) disclosures to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, Administrative Agent and each Lender shall promptly notify each Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, including league table providers, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.19    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans of any Class made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower of such Class of Loans shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender of any Class contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans of such Class made hereunder or be refunded to the Borrower of such Class of Loans.

Section 10.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.21    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.22    Entire Agreement. This Agreement, the other Credit Documents, the Governance Agreement, the other Definitive Recapitalization Documentation and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and the Fee Letter. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.

Section 10.23    PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.24    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.25    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT (OTHER THAN ANY SUCH INFORMATION THAT IS AVAILABLE TO THE ADMINISTRATIVE AGENT OR ANY LENDER ON A NON-CONFIDENTIAL BASIS PRIOR TO DISCLOSURE BY A BORROWER) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.26    No Fiduciary Duty, etc. Each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein, in the other Credit Documents, in the Preferred Units Documents, in the other Definitive Recapitalization Documents, and otherwise in connection with the Specified Transactions, and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to each Credit Party with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Credit Party or any other person. Each Credit Party agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, each reference to a Lender Party in the preceding two sentences refers to the Administrative Agent and the Lenders acting solely in their capacities as such under the Credit Documents and not in any other capacity. Additionally, each Credit Party acknowledges and agrees that no Lender Party is advising such Credit Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Credit Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Credit Parties with respect thereto.

Each Credit Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Credit Parties and other companies with which the

Credit Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests. No Lender Party will use confidential information obtained from the Credit Parties by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Credit Parties in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies, except as expressly permitted by Section 10.18. Each Credit Party also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Credit Parties, confidential information obtained from other companies.

Section 10.27    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.28    Lender Authorizations. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, by executing this Agreement or by becoming a party hereto in accordance with Section 10.06, each Lender hereby authorizes each Borrower and the Administrative Agent, without the further consent of any Lender, to execute and deliver one or more amendments to the Credit Documents reasonably requested by a Borrower or reasonably necessary, in each case in order to reflect the removal of the “Och”, “Ziff”, “OZ”, and derivative or equivalent names, abbreviations or combinations of such names from such Credit Documents, including, without limitation, company names, defined terms, schedules, exhibits and other references herein or therein that include or refer to such names, abbreviations or combinations of such names.

Article 11

SUBORDINATION

Section 11.01    Agreement to Subordinate. Each Borrower and each Guarantor agrees, and the Administrative Agent and each Lender agrees, that the payment of all Obligations and the Obligations of each Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full in cash of all existing and future Senior Obligations of such Credit Party in an aggregate amount at any time not to exceed the Senior Cap, and that such subordination is for the benefit of and enforceable by the holders of such Senior Obligations. Only Indebtedness of each Credit Party that consists of Senior Obligations shall rank senior to the Obligations in accordance with the provisions set forth herein. In the event of any conflict between the terms of this Article 11 and the other terms of this Agreement or the other Credit Documents, the terms of this Article 11 shall govern and control.

Section 11.02    Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Credit Party to creditors upon a total or partial liquidation or dissolution, reorganization, insolvency or bankruptcy of or similar proceeding relating to such Credit Party or its property:

(a)    the holders of Senior Obligations of such Credit Party shall be entitled to receive payment in full in cash of such Senior Obligations before the Lenders shall be entitled to receive any payment or distribution of any kind or character with respect to the Obligations, except that the Lenders may receive (i) Permitted Junior Securities and (ii) PIK Interest in respect of the Obligations; and

(b)    until the Senior Obligations of such Credit Party are paid in full in cash, any payment or distribution to which the Lenders would be entitled but for the subordination provisions of this Agreement shall be made to holders of such Senior Obligations as their interests may appear, except that the Lenders may receive (i) Permitted Junior Securities and (ii) PIK Interest in respect of the Obligations.

Section 11.03    Default on Senior Obligations of a Credit Party. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, except as otherwise prohibited under this Article 11 or Section 6.13 of the Senior Secured Credit Agreement (as in effect on the date hereof), the Credit Parties (and any of their respective Subsidiaries on their behalf) shall be permitted to make payments in respect of the Obligations in accordance with the terms of the Credit Documents; provided that Borrowers shall not pay principal of, premium, if any, or interest on the Obligations and a Guarantor shall not make any payment pursuant to its Guarantee (or, except as provided in the last paragraph of this Section 11.03, pay any other Obligations, including fees, costs, expenses, indemnities and rescission or damage claims) or make any related deposit and, except as provided in the last paragraph of this Section 11.03 may not purchase, redeem or otherwise retire any Obligations (collectively, “Pay the Obligations”) (except in the form of (i) Permitted Junior Securities or (ii) PIK Interest in respect of the Obligations) if either of the following occurs (a “Payment Default”):

(a)    any Senior Obligations of a Credit Party consisting of principal or interest under the Senior Secured Credit Agreement are not paid in full in cash when due; or

(b)    any other default of such Credit Party under the Senior Secured Credit Agreement occurs and the maturity of the Senior Obligations is accelerated in accordance with the terms of the Senior Secured Credit Agreement;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such principal or interest in respect of the Senior Obligations have been paid in full in cash; provided that, following any such cure, waiver, rescindment or payment in full, the relevant Credit Party shall and shall be entitled to resume paying the Obligations (and may make any payments of Obligations that were unpaid due to the occurrence of such Payment Default); provided, further, that such Credit Party shall be entitled to Pay the Obligations without regard to the foregoing if such Credit Party and the Administrative Agent receive written notice approving such payment from the Senior Representative with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Obligations of a Credit Party under the Senior Secured Credit Agreement pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Credit Party shall not Pay the Obligations (except in the form of (i) Permitted Junior Securities or (ii) PIK Interest in respect of the Obligations) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent (with a copy to the relevant Guarantor and each Borrower) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Senior Representative specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. So long as there shall remain outstanding any Senior Obligations under the Senior Secured Credit Agreement, a Blockage Notice may be given only by the Senior Representative unless otherwise agreed to in writing by the requisite lenders under and in accordance with the terms of the Senior Secured Credit Agreement. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (a) by written notice to the Administrative Agent, the relevant Guarantor and each Borrower from the Person or Persons who gave such Blockage Notice; (b) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (c) because the Senior Obligations under the Senior Secured Credit Agreement have been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 11.03 and Section 11.02), unless the holders of the Senior Obligations under the Senior Secured Credit Agreement or the Senior Representative shall have accelerated the maturity of the Senior Obligations or a Payment Default has occurred and is continuing, the relevant Credit Party shall and shall be entitled to resume paying the Obligations (and may make any payments of Obligations that were unpaid due to the occurrence of such Payment Blockage Period, including, for the avoidance of doubt, the payment of default interest pursuant to Section 2.07) after the end of such Payment Blockage Period. The Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to the Senior Obligations of the relevant Credit Party during such period, and in no event shall the total number of days during which any Payment Blockage Period(s) on the Obligations are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to any Senior Obligations and that was the basis for the initiation of such Payment Blockage Period shall be, or be made, the basis for a subsequent Payment Blockage Period by the Senior Representative or any other authorized Persons unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Notwithstanding anything to the contrary in this Section 11.03, the Credit Parties shall be entitled to make payments to the holders of the Obligations under or pursuant to Section 2.16(e), 10.02 or 10.03, or that consist of PIK Interest in respect of the Obligations, notwithstanding the existence of any Payment Default or Payment Blockage Period or anything else in this Article 11.

Section 11.04    Acceleration of Payment of Guaranteed Obligations. Until the Senior Obligations of such Credit Party are paid in full in cash (other than unmatured contingent Senior Obligations), if payment of the Guaranteed Obligations is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to the Guarantee, a Borrower or such Guarantor shall promptly notify the Senior Representative of the acceleration and such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 11. Solely to the extent that payment of the Guaranteed Obligations is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to the Guarantee, if any Senior Obligations of a Credit Party under the Senior Secured Credit Agreement are outstanding, such Credit Party may not pay the Guaranteed Obligations until five Business Days after the Senior Representative receives notice of such acceleration and, thereafter, may pay the Guaranteed Obligations only if this Agreement otherwise permits payment at that time.

Section 11.05    When Distribution Must Be Paid Over. If a distribution is made to the Lenders that, due to the subordination provisions in this Article 11, should not have been made to them, such Lenders are required to hold it in trust for the holders of Senior Obligations of the relevant Credit Party and pay it over to them in accordance with Section 11.10 hereof.

Section 11.06    Subrogation. After all Senior Obligations of a Credit Party under the Senior Secured Credit Agreement are paid in full in cash (other than unmatured contingent Senior Obligations) and until the Obligations are paid in full in cash, with respect to any payments in cash paid over to the holders of Senior Obligations or the Senior Representative on their behalf, in each case pursuant to the terms of this Article 11, the Lenders shall be subrogated to the rights of holders of such Senior Obligations in respect of such amounts. A distribution made under this Article 11 to holders of such Senior Obligations which otherwise would have been made to the Lenders is not, as between the relevant Credit Party and the Lenders, a payment by such Credit Party on such Senior Obligations.

Section 11.07    Relative Rights. This Article 11 defines the relative rights of the Lenders and holders of Senior Obligations of a Credit Party. Nothing in this Agreement shall:

(a)    impair, as between such Credit Party and the Lenders, the obligation of such Credit Party, which is absolute and unconditional, to pay principal of and interest on the Obligations in accordance with the terms of this Agreement or to make payments under its Guarantee in accordance with its terms, as applicable;

(b)    prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default by a Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Senior Obligations of such Credit Party to receive payments or distributions otherwise payable to the Lenders in an aggregate amount at any time not to exceed the Senior Cap, and such other rights of such holders of Senior Obligations as set forth herein; or

(c)    affect the relative rights of the Lenders and creditors of such Credit Party other than their rights in relation to holders of Senior Obligations.

Section 11.08    Subordination May Not Be Impaired by a Credit Party. No right of any holder of Senior Obligations of a Credit Party to enforce the subordination of the Obligations shall be impaired by any act or failure to act by such Credit Party or by its failure to comply with this Agreement.

Section 11.09    Rights of Administrative Agent. Notwithstanding Section 11.03 hereof, the Administrative Agent may continue to receive payments on the Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the receipt of any payments unless an authorized officer of the Administrative Agent receives notice satisfactory to it that payments may not be made under this Article 11; provided, however, that only the Senior Representative shall be entitled to give such notice.

The Administrative Agent in its individual or any other capacity shall be entitled to hold Senior Obligations of a Credit Party with the same rights it would have if it were not the Administrative Agent. The Administrative Agent shall be entitled to all the rights set forth in this Article 11 with respect to any Senior Obligations of a Credit Party which may at any time be held by it, to the same extent as any other holder of such Senior Obligations; and nothing in Article 9 shall deprive the Administrative Agent of any of its rights as such holder. Nothing in this Article 11 shall apply to claims of, or payments to (i) the holders of the Obligations under or pursuant to Section 10.02 or 10.03 hereof or (ii) the Administrative Agent under Section 2.08, 2.16(e), 9.06, 10.02 or 10.03 or any other Section of this Agreement.

Section 11.10    Distribution or Notice to Senior Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations of a Credit Party, the distribution may be made and the notice given to the Senior Representative.

Section 11.11    Article 11 Not To Prevent Events of Default or Limit Right To Accelerate or Demand Payment. The failure of a Credit Party to make a payment pursuant to the Obligations by reason of any provision in this Article 11 shall not be construed as preventing the occurrence of a Default or Event of Default by a Guarantor under its Guarantee. Nothing in this Article 11 shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Obligations or make a demand for payment on a Guarantor, as applicable.

Section 11.12    Administrative Agent Entitled To Rely. Upon any payment or distribution pursuant to this Article 11, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (c) upon the Senior Representative for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Obligations and other Indebtedness of such Credit Party, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11; provided that notwithstanding the foregoing, the subordination provisions contained herein shall not be affected and the Lenders receiving any payments in contravention of Sections 11.02 and/or 11.03 (and such respective payments) shall otherwise be subject to the provisions of this Article 11. A Credit Party shall promptly give written notice to the Administrative Agent of any such dissolution, winding-up, liquidation, or reorganization of such Credit Party, provided that any delay or failure to give such notice shall have no effect on the subordination provisions contained herein. In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations of a Credit Party to participate in any payment or distribution pursuant to this Article 11, the Administrative Agent shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11, and, if such evidence is not furnished, the Administrative Agent shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Article 9, including Section 9.02 hereof shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Article 11.

Section 11.13    Administrative Agent To Effectuate Subordination. Each Lender agrees to be bound by this Article 11 and authorizes and expressly directs the Administrative Agent, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Lenders and the holders of Senior Obligations of a Credit Party as provided in this Article 11 and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

Section 11.14    Administrative Agent Not Fiduciary for Holders of Senior Obligations of Credit Parties. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Obligations of a Credit Party and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Lenders or such Credit Party or any other Person, money or assets to which any holders of Senior Obligations of such Credit Party shall be entitled by virtue of this Article 11 or otherwise.

Section 11.15    Reliance by Holders of Senior Obligations of Credit Parties on Subordination Provisions and Senior Specified Priority Provisions. Each Lender acknowledges and agrees that the foregoing subordination provisions and the other Senior Specified Priority Provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations of a Credit Party, whether such Senior Obligations was created or acquired before or after the creation of the Obligations, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such holder of such Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations.

Without in any way limiting the generality of Section 11.08 or the foregoing paragraph, but solely to the extent permitted by Section 6.08 of this Agreement, the holders of Senior Obligations of a Credit Party may, at any time and from time to time, without the consent of or notice to the Administrative Agent or the Lenders, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article 11 or the obligations hereunder of the Lenders to the holders of the Senior Obligations of such Credit Party, do any one or more of the following: (i) amend, restate, supplement, waive, Refinance or otherwise modify any Senior Secured Credit Agreement Document to the extent permitted by Section 6.08; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations of such Credit Party; (iii) release any Person liable in any manner for the payment or collection of Senior Obligations of such Credit Party; and (iv) exercise or refrain from exercising any rights against such Credit Party and any other Person.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers (or officers of such Person’s general partner or equivalent) thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ ADVISORS LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ ADVISORS II LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding LLC, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Jessica Jankiewicz
Name:	Jessica Jankiewicz
Title:	Banking Officer

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

LENDERS:

OZ PI, LLC,
as an OZM Lender, an Advisors Lender and an Advisors II Lender

By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Manager

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

DANIEL S. OCH, as Initial Lender Representative

By:	/s/ Daniel S. Och
Name:	Daniel S. Och

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

AKHIL MAGO,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Akhil Mago

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JAMES LEVIN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ James Levin

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

WAYNE COHEN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Wayne Cohen

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

ZOLTAN VARGA,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Zoltan Varga

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JOEL FRANK,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Joel Frank

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS

Brown Family 2017 Trust dated 09.19.07 as an OZM Lender, an Advisors Lender and an Advisors II Lender

By:	/s/ James Keith Brown
Name:	James Keith Brown
Title:	Trustee

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JAMES KEITH BROWN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ James Keith Brown

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

HAL KELLY,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Hal Kelly

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

DAVID WINDREICH,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ David Windreich

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

SCHEDULE 4.07

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Liabilities

None.

Schedule 4.07-1

SCHEDULE 5.09(a)

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Post-Closing Matters

None.

Schedule 5.09(a)-1

SCHEDULE 6.01

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Indebtedness

None.

Schedule 6.01-1

SCHEDULE 6.04

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

Schedule 6.04-1

SCHEDULE 6.14

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Exceptions to No Further Negative Pledge

None.

Schedule 6.14-1

EXHIBIT A-l TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

INITIAL INTEREST NOTICE

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Pursuant to Section 2.01(b) of the Credit Agreement, [OZM][Advisors][Advisors II], [as Borrower][on behalf of [OZM][Advisors][Advisors II], as Borrower], hereby elects that the Loans shall be of the Class set forth below and of the Type set forth below (and, in the case of an election of Eurodollar Rate Loans, shall have the Interest Period duration set forth below) effective as of the [Interest Commencement Date][Exchange Date] to occur on [            ], 20[    ] (the “Interest Election Date”):

From and after the Interest Election Date, the Loans shall be:

Class: [OZM Loans][Advisors Loans][Advisors II Loans]

Type: [Base Rate Loans][Eurodollar Rate Loans, with an initial Interest Period of              month(s)]

Date: [ ], 20 [ ]	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By: [Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT A-2 TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Pursuant to Section 2.06 of the Credit Agreement, [OZM][Advisors][Advisors II], [as Borrower][on behalf of [OZM][Advisors][Advisors II], as Borrower], desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [            ], 20[    ], which is a Business Day (the “Conversion/Continuation Date”):

Immediately	prior to the Conversion/Continuation Date, the Loans are:

☐	[OZM Loans][Advisors Loans][Advisors II Loans]

☐	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be continued with an Interest Period of [ ] month(s)

☐	Base Rate Loans to be converted to Eurodollar Rate Loans with an Interest Period of month(s)

☐	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be converted to Base Rate Loans

[Signature Page Follows]

EXHIBIT A-2-1

The undersigned hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ], 20 [ ]	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By: [Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

NOTE

$[    ,    ,    ]

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, [OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP], a Delaware limited partnership (“Payor”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of ($[    ,    ,    ]) in the installments referred to below.

Payor also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [OZ MANAGEMENT LP, a Delaware limited partnership][Payor], as a Borrower and as a Guarantor, [OZ ADVISORS LP, a Delaware limited partnership],[Payor] as a Borrower and as a Guarantor], [OZ ADVISORS II LP, a Delaware limited partnership,][Payor] as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Payor shall make principal payments on this Note as set forth in Section 2.09 of the Credit Agreement.

This Note (this “Note”) is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement (including without limitation the guarantee of Guarantors set forth therein), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Payor, Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which

EXHIBIT B-1

interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Payor hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Payor, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF PAYOR AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Payor promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Payor and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Payor has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.    I am the Chief Financial Officer of OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC.

2.    I have reviewed the terms of that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative., and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties and the OZ Subsidiaries during the accounting period covered by the attached financial statements.

3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.    The Payment in Full of the Preferred Units [has not occurred][occurred on             ].1

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

[OZ MANAGEMENT LP][OZ ADVISORS

LP][OZ ADVISORS II LP]

[1]

Note to company: Please choose and complete one of the two options. This statement does not need to be made if the Administrative Agent has previously been provided with notice of, or a Compliance Certificate stating that, Payment in Full of the Preferred Units.

EXHIBIT C-1

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-A-1

ANNEX A TO

COMPLIANCE CERTIFICATE

1.	Combined Economic Income:[2] (i) - (ii) + (iii) - (iv) + (v) + (vi)[3] =
	(i)	economic income:[4]	$[ , , ]
	(ii)	incentive income:	$[ , , ]
	(iii)	total bonus expense:	$[ , , ]
	(iv)	50% of the Minimum Bonus Expense:	$[ , , ]
	(v)	the excess of (x) Pro Forma Incentive Income minus (y) Pro Forma Incentive Compensation Expense:	$[ , , ]
	(vi)	interest expenses:	$[ , , ]

		Combined Economic Income:	$[ , , ]

2.	Combined Total Net Debt: (i) - (ii)
	(i) Combined Total Debt:		$[ , , ]
	(ii) Unrestricted Cash and Cash Equivalents:		$[ , , ]
	Combined Total Net Debt:		$[ , , ]

3.	Total Net Leverage Ratio: (i)/(ii) =
	(i)	Combined Total Net Debt:	$[ , , ]
	(ii)	Combined Economic Income for the four Fiscal Quarter period then ended:	$[ , , ]
		Actual:	. :1.00
		Required:	[3.00:1.00][5] [2.50:1.00][6]

[2]

Calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.

[3]

In each case of Items (i) through (vi), excluding any extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this exclusion in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of the Credit Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

[4]

Adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period.

[5]	Beginning with the Fiscal Quarter ending on December 31, 2018.
[6]	Following the third anniversary of the Closing Date.

EXHIBIT C-A-1

4.	AUM:	Actual:	$[ , , ]
		Required:	$ 20,000,000,000

EXHIBIT C-A-2

EXHIBIT D TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund7]

3.	Borrower:	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

4.	Administrative Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

[7]	Select as applicable

EXHIBIT D-1

5.	Credit Agreement:	The Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.
6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Class of Loans Assigned	Amount of Loans Assigned	Percentage Assigned of Loans[8]
$		$	%
$		$	%
$		$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

[8]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

EXHIBIT D-2

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Authorized Signatory

[Consented to][9]:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title::

[9]	To be added only if the consent of Borrowers is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) any requirements under applicable Law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned

EXHIBIT D-4

Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-5

EXHIBIT E TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”, together with OZM and Advisers, the “Borrowers”, and each a “Borrower”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative. Pursuant to Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that it is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CLOSING DATE CERTIFICATE

February 7, 2019

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.    I am the chief financial officer of [Och-Ziff Holding Corporation, a Delaware corporation, the general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”)][Och-Ziff Holding LLC, a Delaware limited liability company, the general partner of [OZ ADVISORS LP][OZ ADVISORS II LP], a Delaware limited partnership].

2.    I have reviewed the terms of Section 3.01 of the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.    Based upon my review and examination described in paragraph 2 above, I certify, on behalf of [OZM][Advisors][Advisors II], that as of the date hereof:

(i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(ii) no event has occurred and is continuing or would result from the consummation of the transactions and borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first written above.

[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT G TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Section 1. Pursuant to Section 5.08 of the Credit Agreement, the undersigned hereby:

(a)    agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under, and a party to, the Credit Agreement and agrees to be bound by all of the terms thereof as fully as if the undersigned were one of the original parties thereto; and

(b)    represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document that are made or deemed to be made by the undersigned (including without limitation the representation and warranties in Article 4 of the Credit Agreement) is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) as of such earlier date.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-1

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Authorized Signatory

EXHIBIT G-2

EXHIBIT H TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

FORM OF RECONCILIATION STATEMENT

UNAUDITED RECONCILIATION OF FINANCIAL DATA

The following tables present the historical unaudited financial information for the Och-Ziff Operating Group and its consolidated subsidiaries as of and for the [year-to-date] ended [●]. The Och-Ziff Operating Group does not report audited or unaudited financial information on a stand-alone basis. Accordingly, the financial data presented herein for the Och-Ziff Operating Group and its consolidated subsidiaries has been reconciled to Och-Ziff Capital Management Group LLC’s financial statements for the relevant periods.

You should read this data in conjunction with Och-Ziff Capital Management Group LLC’s financial statements and the related notes incorporated by reference herein.

EXHIBIT H-1

[Period] Ended [●]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Revenues
Management fees	$	$	$	$
Incentive income
Other revenues
Income of consolidated Och-Ziff funds

Total Revenues

Expenses
Compensation and benefits
Reorganization expenses
Interest expense
General, administrative and other
Expenses of consolidated Och-Ziff funds

Total Expenses

Other Income
Net gains on investments in Och-Ziff funds and joint ventures
Net gains of consolidated Och-Ziff funds

Total Other Income

Income Before Income Taxes
Income taxes

Consolidated and Total Comprehensive Net Income	$	$	$	$

Allocation of Consolidated and Total Comprehensive Net Income
Class A Shareholders	$	$	$	$
Noncontrolling interests
Redeemable noncontrolling interests

	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT H-2

As of [●]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Assets
Cash and cash equivalents	$	$	$	$
Income and fees receivable
Due from related parties
Deferred income tax assets
Other assets, net
Assets of consolidated Och-Ziff funds:
Investments, at fair value
Other assets of Och-Ziff funds

Total Assets	$	$	$	$

Liabilities and Shareholders’ Equity
Liabilities
Due to related parties	$	$	$	$
Debt obligations
Compensation payable
Other liabilities
Liabilities of consolidated Och-Ziff funds:
Notes payable of consolidated CLOs, at fair value
Securities sold under agreements to repurchase
Other liabilities of Och-Ziff funds

Total Liabilities

Redeemable Noncontrolling Interests

Shareholders’ Equity
Class A Shares, no par value
Class B Shares, no par value
Paid-in capital
Appropriated retained earnings
Retained earnings (accumulated deficit)

Shareholders’ equity (deficit) attributable to Class A Shareholders
Shareholders’ equity attributable to noncontrolling interests

Total Shareholders’ Equity

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT H-3

EXHIBIT I TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

AGREED SUBORDINATION TERMS

1.	Definitions

All capitalized terms used but not elsewhere defined in these Agreed Subordination Terms shall have the respective meanings assigned to such terms in the Credit Agreement (as defined below). For purposes of these Agreed Subordination Terms, the following terms shall have the following meanings:

“Credit Agreement” means the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative., as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Obligors” means the Credit Parties.

“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all Senior Indebtedness (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and (ii) the termination of all Commitments under the Credit Agreement.

“Proceeding” is defined in Section 2.3.

“Senior Creditors” means, collectively, the Beneficiaries and other holders of the Obligations.

“Senior Indebtedness” means the “Obligations” (as defined in the Credit Agreement).

“Subordinated Creditor” means any holder of the Subordinated Indebtedness from time to time.

“Subordinated Indebtedness” means all Indebtedness of the Obligors owed to any OZ Subsidiary that is not a Credit Party, which Indebtedness shall be subject to these Agreed Subordination Terms.

“Subordinated Indebtedness Documents” means any agreements, documents, promissory notes and instruments evidencing Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time.

EXHIBIT I-1

“Subordination Activation Period” means such period following the time that the Administrative Agent delivers written notice to the applicable Obligor to stop payments on Subordinated Indebtedness during which an Event of Default has occurred and is continuing under the Credit Documents until such Default or Event of Default is cured or waived in accordance with the terms of the Credit Documents.

2.	Subordination of Subordinated Indebtedness to Senior Indebtedness

2.1

Subordination. The payment of any and all of the Subordinated Indebtedness is expressly subordinated, postponed and deferred, to the extent and in the manner set forth in these Agreed Subordination Terms, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein. The intent of the holders of the Senior Indebtedness, the Subordinated Creditor(s) and the relevant Obligors in agreeing to these Agreed Subordination Terms is to provide for, among other things, the express, contractual subordination, postponement and deferral of the Subordinated Indebtedness to the Senior Indebtedness to the extent provided for herein, and restrictions on the ability of the Subordinated Creditors to exercise rights and remedies in respect of the Subordinated Indebtedness to the extent provided herein. The parties hereto intend that these Agreed Subordination Terms be enforceable by any applicable court under (a) the Bankruptcy Code or (b) any similar enactment or legislation.

2.2

Restriction on Payments. Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property) of principal, interest, fees, charges or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and the Subordinated Creditors shall not demand or accept any such payment or exercise any right or remedy, including any right of set-off or recoupment with respect to any Subordinated Indebtedness (other than any right or action otherwise permitted under the Agreed Subordination Terms), unless and until all of the Senior Indebtedness shall have been Paid in Full; provided that, notwithstanding anything in the Agreed Subordination Terms to the contrary, other than during a Subordination Activation Period, the Obligors may make, and the Subordinated Creditor shall be entitled to accept, demand and receive such payments with respect to the Subordinated Indebtedness pursuant to the terms thereof and may exercise any right or remedy (except as otherwise specified in the last sentence of Section 2.6), including any right of set-off or recoupment with respect to any Subordinated Indebtedness. The provisions of this Section 2.2 shall not apply to any payment with respect to which Section 2.3 would be applicable.

2.3

. Proceedings. In the event of any insolvency, bankruptcy or liquidation proceeding, or any receivership, custodianship or assignment for the benefit of creditors or other similar proceeding, in each case with respect to any Obligor (each, a “Proceeding”): (i) all Senior Indebtedness shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Administrative Agent (to be held and/or applied by the

EXHIBIT I-2

Administrative Agent for the benefits of the Lenders) until all Senior Indebtedness is Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor also irrevocably authorizes, empowers and directs the Administrative Agent to demand, sue for, collect and receive every such payment or distribution; (iii) each Subordinated Creditor agrees to execute and deliver to the Administrative Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii) as Administrative Agent may reasonably request; and (iv) each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness reasonably requested by the Administrative Agent in connection with any such Proceeding and irrevocably authorizes, empowers and appoints the Administrative Agent its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to ten (10) days before the expiration of the time to file any such proof) and (B) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to ten (10) days before the expiration of time to vote any such claim; provided that the Administrative Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that the Administrative Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of these Agreed Subordination Terms shall continue to govern the relative rights and priorities of the Senior Creditors and the Subordinated Creditors even if all or part of the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and these Agreed Subordination Terms shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

2.4

Incorrect Payments. If any payment (whether made in cash, securities or other property) not permitted under these Agreed Subordination Terms is received by a Subordinated Creditor on account of the Subordinated Indebtedness during a Subordination Activation Period before all Senior Indebtedness is Paid in Full, such payment shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall be paid over to the Administrative Agent, for application to the Senior Indebtedness then remaining unpaid, until the end of such Subordination Activation Period.

2.5

Sale, Transfer. Each Subordinated Creditor agrees that it shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness to any other OZ Subsidiary (or, during a Subordination Activation Period, to any Person) unless the assignee shall have executed an agreement in writing in favor of the Senior Creditors agreeing to be bound by the provisions hereof in the same manner and to the same extent as the assigning Subordinated Creditor and shall provide an executed copy of such agreement (which executed copy shall include an address for notices to the assignee) to the Administrative Agent. In the event a Subordinated Creditor shall fail to comply with this section, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness held by such Subordinated Creditor, and the terms of these Agreed Subordination Terms shall be binding upon the successors and assigns of such Subordinated Creditor, as provided in Section 6 below.

EXHIBIT I-3

2.6

Restriction on Action by Subordinated Creditors. During a Subordination Activation Period, until all Senior Indebtedness is Paid in Full and not withstanding anything contained in the Subordinated Indebtedness Documents, the Credit Agreement, or any other Credit Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of the Administrative Agent, take any action to collect or enforce payment or, except as provided hereafter, accelerate any of the Subordinated Indebtedness, exercise any of the rights or remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness Documents or that otherwise may be available to such Subordinated Creditor, either at law or in equity, by judicial proceedings or otherwise; provided that the foregoing will not prevent a Subordinated Creditor from (i) accelerating any of the Subordinated Indebtedness if in any Proceeding (other than a Proceeding initiated by a Subordinated Creditor) it is necessary for such Subordinated Creditor to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Subordinated Indebtedness and (ii) filing such other papers or documents as may be necessary or advisable in order to have the claims of such Subordinated Creditor allowed in such Proceeding. Outside of a Subordination Activation Period, no Subordinated Creditor shall bring, commence, cause to be commenced, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative or otherwise to enforce its rights or interests in respect of the Subordinated Debt.

3.	Effectiveness of these Agreed Subordination Terms; Modifications to Senior Indebtedness

These Agreed Subordination Terms shall be deemed to be a contract among the Senior Creditors, the Subordinated Creditors and the Obligors to the same extent as if all such parties had executed and delivered an agreement containing these Agreed Subordination Terms. The terms of these Agreed Subordination Terms, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors and the Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement, or any other Credit Document or any Subordinated Indebtedness Document (other than these Agreed Subordination Terms); (b) the validity or enforceability of any of such agreements, documents or instruments (other than by the termination of these Agreed Subordination Terms upon the Payment in Full of the Senior Indebtedness); or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the agreements, documents or instruments referred to in clause (a) above. The Senior Creditors together with the Obligors may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under these Agreed Subordination Terms, change the manner or place of payment or extend the time of payment of or

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refinance, renew, add or alter any Senior Indebtedness (including increasing the principal amount thereof, interest applicable thereto or any fee or charges), or amend, supplement, amend and restate or otherwise modify in any manner any Credit Document or any of the provisions therein contained (including, without limitation, any covenants or default provisions).

4.	Modification

Any modification or waiver of any provision of these Agreed Subordination Terms, or any consent to any departure by the Senior Creditors or the Subordinated Creditors therefrom, shall not be effective in any event unless the same is in writing and signed by the Administrative Agent, the Obligors and each Subordinated Creditor subject hereto, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on a Subordinated Creditor in any event not specifically required of the Senior Creditors (or a representative thereof) hereunder shall not entitle such Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

5.	Additional Documents and Actions

Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of these Agreed Subordination Terms, upon the reasonable request of the Administrative Agent and at the expense of the Obligors, promptly will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect fully the terms of these Agreed Subordination Terms.

6.	Successors and Assigns

These Agreed Subordination Terms shall inure to the benefit of the successors and assigns of the Senior Creditors and, except as provided in Section 2.5, shall be binding upon the successors and assigns of the Subordinated Creditors and the Obligors.

7.	Defines Rights of Creditors; Subrogation

7.1

Rights of Creditors. The provisions of these Agreed Subordination Terms are solely for the purpose of defining the relative rights of the Subordinated Creditors and the Senior Creditors and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor.

7.2

Subrogation. In the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to these Agreed Subordination Terms to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of the Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; provided, however, that the holders of the Subordinated Indebtedness agree not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment

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or distribution during a Subordination Activation Period until the earlier of (i) Payment in Full of all Senior Indebtedness and (ii) the end of such Subordination Activation Period. For the purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness of any cash, property or securities to which any holder of the Subordinated Indebtedness would be entitled except for the provisions of these Agreed Subordination Terms shall, and no payment over pursuant to the provisions of these Agreed Subordination Terms to the holders of the Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between any Obligor and its creditors other than the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness, be deemed to be a payment by such Obligor to or on account of the Senior Indebtedness.

8.	Conflict

In the event of any conflict between any term, covenant or condition of these Agreed Subordination Terms and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of these Agreed Subordination Terms shall control and govern. For purposes of this Section 8, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to the Senior Creditors that exceed the rights, remedies and benefits provided to the Senior Creditors under these Agreed Subordination Terms, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

9.	Termination

These Agreed Subordination Terms shall terminate upon the Payment in Full of the Senior Indebtedness.

10.	No Contest of Senior Indebtedness; No Security for Subordinated Indebtedness

Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Indebtedness or accept or take any Lien or any collateral security for the Subordinated Indebtedness.

11.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

11.1

Governing Law. THESE AGREED SUBORDINATION TERMS AND THE RIGHTS AND OBLIGATIONS OF ANY SENIOR CREDITORS, SUBORDINATED CREDITORS OR OBLIGORS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.2

Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY SENIOR CREDITOR, SUBORDINATED CREDITOR OR OBLIGOR ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. EACH OBLIGOR AND SUBORDINATED CREDITOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE

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EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, AT ITS ADDRESS PROVIDED IN THE CREDIT DOCUMENTS OR TO THE ADMINISTRATIVE AGENT FROM TIME TO TIME; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT SENIOR CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR OR SUBORDINATED CREDITOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

11.3

WAIVER OF JURY TRIAL. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF LITIGATION, THESE AGREED SUBORDINATION TERMS MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT I-7

EXHIBIT J TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

EXCHANGING LENDER JOINDER AGREEMENT

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.01(a)(ii) of the Credit Agreement, the undersigned Preferred Unit Holder (the “[New] Lender”) hereby notifies the Administrative Agent that (x) the New Lender will be consummating a Preferred Unit Exchange on the terms set forth below:

A. Exchange Details:

1.	Incremental Loans to be received by New Lender: [an Advisors Incremental Loan], [an Advisors II Incremental Loan] or an OZM Incremental Loan

2.	Exchange Effective Date: [ ] [ ], 20[ ]

3.	Principal Amount of Incremental Loans to be received: $

B.. Joinder10

By its execution of this Exchanging Lender Joinder Agreement, the New Lender hereby agrees as follows:

SECTION 1.    The New Lender hereby agrees that, effective as of the Exchange Effective Date, it shall be a “Lender” under and as defined in the Credit Agreement

SECTION 2.    The New Lender hereby represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Exchanging Lender Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

[10]

An existing lender that executes this agreement need only make the representation contained in the second clause that it has the power to execute the agreement and to consummate the transactions contemplated thereby.

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SECTION 3.    The New Lender hereby confirms it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive and review copies of the most recent financial statements delivered pursuant to terms thereof;

SECTION 4.    The New Lender hereby confirms it has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender;

SECTION 5.    The New Lender hereby agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

SECTION 6.    The New Lender hereby appoints and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent pursuant to the terms of the Credit Agreement and the other Credit Documents.

SECTION 7.    The New Lender hereby represents and warrants that, together with its delivery of this Exchanging Lender Joinder Agreement, it is delivering to the Administrative Agent (i) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the New Lender is required to deliver pursuant to Section 2.16(f) of the Credit Agreement and (ii) an Administrative Questionnaire (if the New Lender is not a then existing Lender).

SECTION 8.    The New Lender agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Exchanging Lender Joinder Agreement.

THIS EXCHANGE NOTICE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401).

[Remainder of Page Intentionally Left Blank.]

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NEW LENDER:

[                    ]

By:
Name:
Title:

EXHIBIT J-3